Exhibit 4.1

Execution Version

BF - LMRK JV LLC

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

September 24, 2018

LIMITED LIABILITY COMPANY INTERESTS IN BF - LMRK JV LLC, A DELAWARE LIMITED LIABILITY COMPANY, HAVE NOT BEEN REGISTERED WITH OR QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR ANY OTHER JURISDICTION.  THE INTERESTS ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS. THE INTERESTS CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFERABILITY CONTAINED IN THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF BF - LMRK JV LLC, AND APPLICABLE FEDERAL, STATE AND OTHER SECURITIES LAWS.

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Article 1 Definitions; Interpretation	2
1.1	Defined Terms2
1.2	Other Definitional Terms; Interpretation9
Article 2 Name, Term, Purpose and Offices of the Company	13
2.1	Name13
2.2	Term13
2.3	Purpose13
2.4	Principal Office13
2.5	Registered Agent and Office13
2.6	Qualification in Other Jurisdictions13
2.7	Continuation13
Article 3 Members and Company Percentages, Capital Contributions and Noncontributing Members	14
3.1	Members and Company Percentages14
3.2	Capital Contributions of the Members14
3.3	Noncontributing Members14
3.4	Emergency Funding16
3.5	Default Loans18
Article 4 Capital Accounts; Company Allocations	19
4.1	Capital Accounts19
4.2	Allocation of Profit or Loss19
4.3	Special Allocations20
4.4	Income Tax Distributive Shares22
Article 5 Distributions to the Members	22
5.1	Interest22
5.2	Capital Withdrawals by the Members22
5.3	Deficit Capital Account; Members’ Obligation to Repay or Restore22
5.4	Discretionary Cash Distributions22
5.5	Effective Date Distribution23
5.6	Tax Advances23
5.7	Reinvestment23
5.8	Withholding Obligations23
Article 6 Management	25
6.1	Management25
6.2	Operating Budget and CapEx Budget.30
6.3	No Control by the Members30
6.4	Officers31

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Article 7 Restrictive Covenants	31
7.1	Employee Non-Solicitation31
7.2	Non-Disparagement31
7.3	Acknowledgments31
Article 8 Transfer of Company Interests	33
8.1	General33
8.2	Permitted Transfers33
8.3	Right of First Refusal.34
8.4	Tag-Along Right35
8.5	Requirements for Transfer36
8.6	Substitution as a Member37
Article 9 Dissolution and Liquidation of the Company	37
9.1	Dissolution37
9.2	Winding Up Procedures37
9.3	Payments in Liquidation37
Article 10 Financial Accounting and Reports	38
10.1	Financial Accounting; Fiscal Year38
10.2	Supervision; Inspection of Books38
10.3	Reports; Financial Statements of the Company.38
10.4	Tax Returns38
10.5	Tax Matters Member39
10.6	REIT Compliance40
10.7	Service Providers40
10.8	Financial Reports40
10.9	Audited Financial Statements41
10.10	Adequate Procedures41
Article 11 Representations and Warranties	41
11.1	Representations and Warranties by Each Member41
Article 12 Valuation	43
12.1	Determination of Fair Value43
Article 13 Other Provisions	43
13.1	Governing Law43
13.2	No Personal Liability for Members and Directors43
13.3	Exculpation43
13.4	Indemnification43
13.5	Member Disputes; Informal Resolution and Mediation45
13.6	Counterparts46

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13.7	Other Instruments and Acts46
13.8	Notices46
13.9	Amendment48
13.10	Entire Agreement48
13.11	Company Name48
13.12	Confidentiality of Company Information48
13.13	Parties in Interest49
13.14	Joint Contribution to Agreement Preparation50
13.15	Waiver50
13.16	Severability50
13.17	Specific Enforcement50
13.18	Computation of Time50
13.19	Legal Counsel50

Schedule A – Members and Company Percentages

Schedule B – Initial Portfolio Assets

Exhibit A – Management Services Agreement

Exhibit B – Subscription Agreement

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BF - LMRK JV LLC

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of BF - LMRK JV LLC, a Delaware limited liability company (the “Company”), is made and entered into as of September 24, 2018 (the “Effective Date”), by and between LANDMARK INFRASTRUCTURE OPERATING COMPANY LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Landmark”), and BAM BSIP WAREHOUSECO LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Brookfield”).  Each of Landmark and Brookfield is referred to herein as a “Member” and collectively as the “Members”.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Article 1.

WHEREAS, the Company was formed on September 10, 2018 pursuant to the Delaware Limited Liability Company Act (the “Act”) by the filing of a Certificate of Formation (as may be amended from time to time, the “Certificate”) with the Secretary of State of the State of Delaware;

WHEREAS, effective as of September 10, 2018 Landmark contributed 100% of its membership interest in LMRK Guarantor Co III LLC, a Delaware limited liability company (“Guarantor”) to the Company in exchange for 100% of the membership interests in the Company and Landmark was admitted to the Company as its sole member;

WHEREAS, the Company was previously governed by a Limited Liability Company Agreement, dated as of September 10, 2018, entered into by Landmark as its sole member (the “Initial Agreement”); and

WHEREAS, the Members desire to amend and restate the Initial Agreement in its entirety to reflect the admission of Brookfield as a member of the Company and to further make the modifications hereinafter set forth such that this Agreement shall govern their respective rights, powers, authorities and obligations in connection with the Company from and after the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the Initial Agreement is hereby amended and restated as provided herein and the Members hereby agree as follows:

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Article 1

Definitions; Interpretation

Defined Terms

.  As used in this Agreement, terms defined in the headings and the recitals shall have their respective assigned meanings, and the following capitalized terms shall have the meanings ascribed to them below:

“Accounting Period” means (a) a calendar year if there are no changes in the Members’ respective Capital Accounts during such calendar year except on the first day thereof, or (b) any other period beginning on the first day of a calendar year, or any other day during a calendar year upon which occurs a change in such Capital Accounts, and ending on the last day of a calendar year, or on the day preceding an earlier day upon which any change in such Capital Accounts shall occur.  Notwithstanding the foregoing, the Board may from time to time cause allocations to be made to the Members’ Capital Accounts as if an Accounting Period had ended and a new Accounting Period were to commence on the next subsequent day, it being anticipated that such an allocation may be made in connection with Company distributions or at such other times if, in the Board’s reasonable judgment, circumstances make it reasonable to do so.

“Adequate Procedures” means, in respect of a Member, the Company or any Subsidiaries of the Company, as applicable, the procedures that such Member, the Company or such Subsidiary has developed or is in the process of developing from time to time, which procedures, in the reasonable opinion of such Member, the Company or such Subsidiary, are adequate to ensure that the representations and warranties provided in paragraph 11.1(e), applied mutatis mutandis, are true and correct with respect to it and its directors, employees, representatives and agents.

“Adjusted Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)The initial Adjusted Asset Value of any asset contributed by a Member to the Company shall be the Fair Value of such asset at the time of contribution.

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(b)The Adjusted Asset Values of all Company assets may be adjusted to equal their respective Fair Values in accordance with applicable Treasury Regulations and the resulting Profit or Loss shall be allocated to the Capital Accounts of the Members pursuant to Article 4, including as of the following times:  (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets, unless all Members receive simultaneous distributions of either undivided interests in the distributed property or identical Company assets in proportion to their interests in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1); provided, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

“Adjusted Capital Account Balance” means, for each Member, the balance in the Member’s Capital Account as of the end of the relevant Accounting Period, after giving effect to the following adjustments:

(a)Credit to such Capital Account any amounts which the Member is obligated to restore (calculated as if all assets of the Company were sold for their Adjusted Asset Values and the Company were in liquidation), or is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by or is under common Control with such first Person.

“Available Cash” means, as of any Distribution Determination Date, (a) all cash and cash equivalents of the Company determined by the Board to be on hand as of such Distribution Determination Date, less (b) the amount of any cash reserves that the Board determines are necessary or appropriate to provide for the business expenses of the Company and its Subsidiaries during the applicable Coverage Period.

“Bankruptcy” means, with respect to any Person: (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement, or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future laws) or any other insolvency law, or a Person’s filing an answer consenting to or acquiescing in any such petition; (b) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (c) the expiration of 60

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days after the filing of an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement, or readjustment of its debts under any other insolvency law, unless the same shall have been vacated, set aside or stayed within such 60-day period.

“Brookfield Parent” means, collectively, Brookfield Super-Core Infrastructure Partners L.P., Brookfield Super-Core Infrastructure Partners (TE) L.P., Brookfield Super-Core Infrastructure Partners (NUS) L.P., and Brookfield Super-Core Infrastructure Partners (ER) SCSp.

“Business” means the business of, directly or indirectly, acquiring, financing, owning, constructing, operating, managing and disposing of Portfolio Assets and the provision of associated services, including the leasing or acquisition of real property interests in furtherance of the foregoing and obtaining the necessary funding for those transactions and arrangements.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions are authorized or required by Law to be closed in the State of California, the State of New York or the Province of Ontario, Canada.

“Code” means the U.S. Internal Revenue Code of 1986, as amended (or any corresponding provisions of succeeding law).

“Company Percentage” means, with respect to any Member, the percentage that the aggregate capital contributions made by such Member and its predecessors and permitted assigns bears to the aggregate capital contributions made by all of the Members and their respective predecessors and permitted assigns; provided, however, that, notwithstanding the foregoing, immediately after giving effect to the Initial Brookfield Contribution and the cash distribution to Landmark contemplated by paragraph 5.5, the Company Percentage of Brookfield shall be 49.99% and the Company Percentage of Landmark shall be 50.01%.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power, alone or together with others, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.  The terms “Controlled by” and “under common Control with” shall have the corresponding meanings.

“Coverage Period” means, as of any Distribution Determination Date, the six (6) month period beginning on the day immediately following such Distribution Determination Date.

“Deemed Gain or Deemed Loss” means, from any in kind distribution of Securities, the difference, if any, of the Fair Value of the Securities distributed (valued as of the date of distribution), and the aggregate Adjusted Asset Value of the Securities distributed with any excess of the Fair Value of such Securities over the aggregate Adjusted Asset Value of such securities a “Deemed Gain”, and any deficiency of the Fair Value of such Securities under the aggregate Adjusted Asset Value of such securities a “Deemed Loss”.

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“Default Period” means the period beginning on the tenth (10th) Business Day following the date of a Member’s receipt of the applicable Default Notice if such Member remains in default by virtue of such Member’s failure to contribute the Deficiency Amount, and ending on the date that such Deficiency Amount is cured by any combination of contributions by the Noncontributing Member and/or the Contributing Member in accordance with paragraph 3.3(d) and/or the Company’s application of distributions in accordance with paragraph 3.3(a)(ii) or 3.5(c) or in accordance with paragraph 3.5(d), and the Company Percentages have been re-determined in accordance with paragraph 3.5(d), if applicable; provided, that the Noncontributing Member’s Company Percentage shall not be re-determined with respect to any interest paid by the Noncontributing Member.

“Distribution Date” means each March 31, June 30, September 30 and December 31.

“Distribution Determination Date” means each January 31, April 30, July 31 and October 31 which is approximately two (2) months prior to the applicable Distribution Date.

“Eligible Purchaser” means, with respect to any transfer of an interest in the Company by any Member, any prospective transferee that (a) has not in the three (3) year period ending on the date of the proposed transfer been involved in a legal proceeding directly adverse to the non-transferring Member, any Subject Company or any of their respective Affiliates, (b) is not a Sanctioned Entity and (c) is able to make the representations and warranties made by a Member in this Agreement.

“Emergency” means a sudden and unexpected event that (a) causes, or risks causing, material damage or injury to any Person or property (including with respect to environmental matters), and (b) is of such a nature that (i) responding through normal operation and maintenance procedures would be insufficient to address the potential harm caused by such an event and (ii) awaiting the decision of the Board with respect thereto would be impracticable.

“Entity” means any partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Entity.

“Fair Value” means with respect to the Company, an interest in the Company or other asset, the fair market value of the Company, the interest in the Company or other asset, as applicable, that would be obtained in an arms’ length negotiated transaction between an informed and willing purchaser, under no compulsion to purchase, and an informed and willing seller under no compulsion to sell, as determined in accordance with paragraph 12.1.

“Governmental Entity” means any federal, state, local or foreign government or any other political subdivision thereof, and any agency or instrumentality of such governmental or political subdivision exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision thereof, whether domestic, international or established by treaty.

“IFRS” means the International Financial Reporting Standards developed by the International Accounting Standards Board.

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“Indebtedness” of a Person means, without duplication, (i) indebtedness of such Person for money borrowed, whether short-term or long-term and whether secured or unsecured, (ii) the undrawn face amount of, and unpaid reimbursement obligations in respect of, all letters of credit or similar instruments issued for the account of such Person, (iii) all obligations of such Person evidenced by bonds, debentures, notes, guarantees, or other similar instruments, (iv) any obligation of a Person to a third party that is required to be classified and accounted for as a capitalized lease on the face of a balance sheet of such person as of such date, (v) any indebtedness for the deferred purchase price of property or services with respect to such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than ninety (90) days past due), (vi) any liabilities or obligations under or related to any agreement that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, currency option or other similar agreement (including any option to enter into any of the foregoing), (vii) accrued interest, prepayment penalties, premiums, late charges, penalties and collection fees relating to any of the foregoing, (viii) all indebtedness of the types referred to in clauses (i) through (vii) above of another Person which is guaranteed directly or indirectly by such Person or secured by the assets of such Person and (ix) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee.

“Landmark Parent” means Landmark Dividend LLC.

“LMRK” means Landmark Infrastructure Partners LP, a Delaware limited partnership.

“Management Agreement” means that certain Management Agreement among LMRK Issuer Co III LLC and LMRK Propco 3 LLC, each, a Delaware limited liability company and an indirect Subsidiary of the Company, and Landmark Infrastructure Partners GP LLC, dated as of June 6, 2018, as the same may be amended or restated from time to time in accordance with its terms.

“Management Services Agreement” means that certain Management Services Agreement, dated as of the Effective Date, by and between the Company and the MSA Manager.

“MSA Manager” means Landmark Infrastructure Partners GP LLC or any Affiliate thereof, in its capacity as manager under the Management Services Agreement.

“Noteholder” means, a “Noteholder” as such term is defined in the Indenture pursuant to which the Notes were issued, as the same may be amended or supplemented from time to time in accordance with its terms.

“Notes” means the Secured Tenant Site Contract Revenue Notes issued by LMRK Issuer Co III LLC in the aggregate principal amount of $125,440,000, secured by, among other things, mortgages and/or deeds of trust on substantially all of the Portfolio Assets existing as of the Effective Date (such mortgages and deeds of trust, collectively, the “Securitization”).

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“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Operating and Management Agreement” means the Operating and Management Agreement to be entered into by the Company at the Second Closing under and in accordance with the Subscription Agreement, as the same may be amended from time to time.

“Person” means any individual or Entity.

“Portfolio Asset(s)” means (a) all of the assets owned by any Subsidiary of the Company, including each of the assets identified on Schedule B, (b) any additional assets acquired by the Company following the date hereof in accordance with this Agreement, and (c) to the extent relating to any of the assets referenced in the foregoing clause (a) or (b): (i) any real property and other interests in land, including any easement, right of way, leasehold interest or similar right to use and/or occupy any real property and/or land; (ii) the rights of the lessor or landlord under any leases, subleases, licenses, or other occupancy agreements (as amended or modified) or arrangements pursuant to which third-party telecommunications, renewable energy or billboard operators or other entities that occupy or use any real property or personal property; and (iii) any consents, non-disturbance agreements, purchase agreements, permits, licenses and/or other ancillary agreements or rights.

“Profit” or “Loss” means an amount computed for each Accounting Period as of the last day thereof that is equal to the Company’s taxable income or loss for such Accounting Period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss pursuant to this definition shall be added to such taxable income or loss;

(b)Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profit or Loss pursuant to this paragraph shall be subtracted from such taxable income or loss;

(c)Gain or loss resulting from any disposition of a Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Adjusted Asset Value of the asset disposed of rather than its adjusted tax basis;

(d)The difference between the Fair Value of all Company assets and their respective Adjusted Asset Values shall be added to such taxable income or loss in the circumstances described in the definition of Adjusted Asset Value;

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(e)Items which are specially allocated pursuant to paragraph 4.3 shall not be taken into account in computing Profit or Loss; and

(f)The amount of any Deemed Gain or Deemed Loss on any Securities distributed in kind shall be added to or subtracted from (as the case may be) such taxable income or loss.

“REIT” means a “real estate investment trust” as defined in Section 856 of the Code.

“Related Party Transaction” means any transaction or agreement between any Subject Company, on the one hand, and any Member or any Affiliate of any Member, on the other hand.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Entity” means (a) a Sanctioned Country, (b) an agency of any Sanctioned Country, (c) an organization directly or indirectly controlled by a Sanctioned Person or a Sanctioned Country or (d) a Sanctioned Person.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctioned-related list of designated persons by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person directly or indirectly controlled by any Sanctioned Person or Sanctioned Country.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the government of the United States of America, including those administered by OFAC or the U.S. Department of State.

“Second Closing” shall have the meaning ascribed to such term in the Subscription Agreement.

“Securities” means securities of every kind and nature and rights and options with respect thereto, including stock, notes, bonds, debentures, evidences of indebtedness and other business interests of every type, including corporations, partnerships, limited liability companies, joint ventures, proprietorships and other business entities.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securitization” has the meaning set forth in the definition of “Notes”.

“Securitization Period” means the period beginning on the Effective Date and ending upon the consummation of the Second Closing pursuant to and in accordance with the terms of the Subscription Agreement.

“Special Board Vote” means the affirmative vote or written consent of Directors casting votes representing Members holding an aggregate Company Percentage of at least seventy-five percent (75%).

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“Subject Company” means the Company, Guarantor or any other direct or indirect Subsidiary of the Company.

“Subscription Agreement” means that certain Subscription Agreement, dated as of September 24, 2018, by and between the Company, Brookfield and Landmark, an executed copy of which is attached hereto as Exhibit B.

“Subsidiary” means, with respect to any Person, any Entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business Entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business Entity (without regard to the occurrence of any contingency) is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to own a majority of the total voting power of stock (or equivalent ownership interest) of a limited liability company, partnership, association or other business Entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business Entity gains or losses or shall be or Control the managing director or general partner of such limited liability company, partnership, association or other business Entity.

“Tax Rate” means a rate equal to the highest effective marginal combined federal, state and local tax rate generally applicable to an individual resident in Los Angeles, California taking into account the character of the income (i.e., ordinary vs. capital gains).

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

Other Definitional Terms; Interpretation

.

(a)Each following defined term has the meaning ascribed to such term in the paragraph reference set forth opposite such term in the table below:

Defined Term	Paragraph Reference
Act	Recitals
Administrator	13.5(c)
Affected Parties	13.12(a)
Agreement	Introduction

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Board	6.1(a)
Board Vote	6.1(e)
Brookfield	Introduction
Brookfield Directors	6.1(c)
Business Plan	6.2(a)
Brookfield REIT	10.6
Capital Account	4.1(a)
Certificate	Recitals
Company	Introduction
Company Counsel	13.19
Confidential Information	13.12(a)
Contributing Member	3.3(b)
Default Loan	3.3(c)
Default Loan Contribution	3.5(d)
Default Notice	3.3(a)
Deficiency Amount	3.3(a)
Director	6.1(c)
Dispute Resolution Period	6.1(g)
Disputed Matter	6.1(g)
Effective Date	Introduction
Emergency Funding Debt Issuance	3.4(a)(iii)
Emergency Funding Event	3.4(a)
Emergency Funding Notice	3.4(a)(iii)
Guarantor	Recitals

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Imputed Underpayment Amount	10.5
Indemnified Parties	13.3
Initial Agreement	Recitals
Initial Brookfield Contribution	3.2(a)
Landmark	Introduction
Landmark Directors	6.1(c)
Major Decision	6.1(f)
Management Services Agreement	6.1(n)
Mediation Rules	13.5(c)
Member(s)	Introduction
Member Dispute	13.5(a)
Name and Mark	13.11
Noncontributing Member	3.3(a)
Other Member	8.3(a)
Prospective Purchaser	8.3(a)
Regulatory Allocations	4.3(a)
Representatives	13.5(b)
Required Capital Contribution	3.2(b)
ROFR Election Notice	8.3(b)
ROFR Election Period	8.3(b)
ROFR Notice	8.3(a)
Selling Member	8.3(a)
Selling Member’s Interest	8.3(a)
Tag-Along Exercise Notice	8.4(a)

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Tag-Along Exercise Period	8.4(a)
Tag-Along Members	8.4(a)
Tag-Along Notice	8.4(a)
Tagged Interest	8.4(a)
Tax Matters Member	10.5
Termination Date	7.1
Upper-Tier Transfer	8.2(b)

(b)The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Subsection, Schedule and Exhibit references are to Sections, Subsections, Schedules and Exhibits of this Agreement unless otherwise specified.

(c)The table of contents and headings in this Agreement are included for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

(d)All pronouns contained herein and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties hereto may require.

(e)Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(f)All references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.

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Article 2

Name, Term, Purpose and Offices of the Company

Name

.  The name of the Company is “BF - LMRK JV LLC.”  The affairs of the Company shall be conducted under the Company name or such other name as the Board may from time to time designate upon written notice to the Members.

Term

.  The term of the Company commenced upon the filing of the Certificate with the Secretary of State of the State of Delaware and shall continue until the Company is terminated in accordance with Article 9.

Purpose

. The purposes of the Company are to, directly or indirectly, conduct the Business, including to: (a) acquire, own, construct, lease, manage, develop, operate and dispose of Portfolio Assets and all rights and options with respect thereto; (b) exercise all rights, powers, privileges, and other incidents of ownership or possession with respect to Portfolio Assets held or owned by the Company; (c) enter into, make, and perform all contracts and other undertakings, including the leasing or acquisition of real property interests in furtherance of the foregoing and obtaining the necessary funding for those transactions and arrangements; and (d) engage in all activities and transactions as may be necessary, advisable, or desirable to carry out the foregoing.

Principal Office

.  The principal office of the Company shall be located at Landmark Infrastructure Operating Company LLC, c/o George P. Doyle, 400 North Continental Blvd., Suite 500, El Segundo, CA 90245, or such other place or places as the Board may from time to time designate upon written notice to the Members.

Registered Agent and Office

.  The address of the registered office of the Company in the State of Delaware is c/o National Registered Agents, Inc. 160 Greentree Drive, Suite 101, Dover, Delaware 19904.  The Company’s registered agent for service of process at such address is the National Registered Agents, Inc.

Qualification in Other Jurisdictions

.  The Board shall cause the Company to be qualified or registered under foreign entity or assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company owns property or transacts business to the extent such qualification or registration is necessary or advisable in order to protect the limited liability of the Members or to permit the Company lawfully to own property or transact business.

Continuation

.  The Members hereby agree to continue the Company as a limited liability company under the Act for the purposes and upon the terms and conditions hereinafter set forth.  The rights and liabilities of the Members shall be as provided in the Act, except as otherwise expressly provided herein.  To the extent permitted by the Act, in the event of any inconsistency between any terms and conditions contained in this Agreement and any provisions of the Act, the terms and conditions contained in this Agreement shall govern.

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Article 3

Members and Company Percentages, Capital Contributions and Noncontributing Members

Members and Company Percentages

.  The name, Company Percentage and initial capital contribution of each Member are set forth in Schedule A attached hereto.  Subject to the provisions of this Agreement, the Board shall have the right to amend Schedule A from time to time to reflect the admission of any new Member, the withdrawal or substitution of any Member, the contribution (or deemed contribution) of capital to the Company, and the transfer of interests in the Company by any Member, and such amended Schedule A shall be deemed to have been incorporated into this Agreement and be part hereof.

Capital Contributions of the Members

.

(a)On the date of the Initial Agreement, Landmark contributed to the Company 100% of its membership interest in Guarantor, the agreed value of which is set forth opposite Landmark’s name on Schedule A attached hereto. On the Effective Date, Brookfield shall make an initial cash capital contribution to the Company in the amount set forth opposite Brookfield’s name on Schedule A attached hereto (the “Initial Brookfield Contribution”). On the date of the Second Closing, Brookfield shall make an additional cash capital contribution to the Company in an amount equal to the Additional Subscription Price as defined and set forth in the Subscription Agreement (the “Second Closing Brookfield Contribution”).

(b)In addition to the initial capital contribution referred to in paragraph 3.2(a), each Member shall make such capital contributions to the Company in cash pro rata in proportion to such Member’s Company Percentage as of the Effective Date (or in such other proportions as the Members may agree in writing), payable by wire transfer upon at least five (5) Business Days’ prior written notice from the Board in accordance with this Agreement at such time and in such amount as shall be specified in such notice (each, a “Required Capital Contribution”).  The obligation of each Member to make its pro rata share of a Required Capital Contribution shall accrue regardless of whether any other Member failed to pay all or any portion of its pro rata share of such Required Capital Contribution.

Noncontributing Members

.

(a)The Board, on behalf of the Company, shall be entitled to enforce the obligations of each Member (a “Noncontributing Member”) that fails to timely make its pro rata share (or any portion thereof) of a Required Capital Contribution (such unfunded amount, the “Deficiency Amount”).  The Board will (or any other Member may) notify each Noncontributing Member in writing (a “Default Notice”) of any such failure to make a Required Capital Contribution, which Default Notice shall include the amount of such Noncontributing Member’s Deficiency Amount. If such Noncontributing Member fails to contribute such Deficiency Amount in full within ten (10) Business Days after receipt of such Default Notice, then, during the Default Period and in addition to any remedies available to the Company at law or in equity in the event

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of any Deficiency Amount, the Board may elect to enforce one or more of the provisions of paragraph 3.3(a)(i), to which each Member hereby expressly consents:

(i)The Board may deny the Noncontributing Member the right to (A) participate in any vote or consent of the Members required under this Agreement or permitted under the Act, (B) make any proposal under this Agreement, (C) vote on any matter with respect to which Board approval is required under the terms of this Agreement, excluding any vote to amend this Agreement, or (D) vote or cause the Directors appointed by the Noncontributing Member to vote on any matter coming before the Board; provided that all of the foregoing rights, to the extent denied, shall be automatically reinstated at the end of the Default Period without further Board action.

(ii)The Board may terminate the Noncontributing Member’s right to receive further allocations and distributions from the Company pursuant to Article 4, Article 5, and Article 9, provided, however, that, subject to paragraph 3.5(c) and (d), the Company shall apply all such distributions to curing the default up to an amount equal to the Deficiency Amount and, after such amount has been paid to cure such default, all future distributions shall be made in accordance with the terms of this Agreement prior to such default.

(b)If another Member (any such Member, a “Contributing Member”) timely makes its pro rata share of the applicable Required Capital Contribution, the Contributing Member shall have the right, but not the obligation, to loan to the Noncontributing Member, by contributing to the Company on behalf of the Noncontributing Member (pro rata with other Contributing Members, if applicable), all or any part of the Deficiency Amount (the “Default Loan”), in which case the provisions of paragraph 3.5 shall apply.

(c)Notwithstanding anything in this Agreement to the contrary, a Member who becomes subject to Bankruptcy may be expelled by any other Member, by provision of written notice to the expelled Member, and such expelled Member shall be paid by the Company an amount in cash equal to the amount that would have been distributed to such expelled Member if the Fair Value of the Company were distributed to the Members as of the expulsion date pursuant paragraph 5.4. An expelled Member will no longer have an interest or liability in respect of the Company following its expulsion and receipt of the amount payable to it by the Company under this paragraph 3.3(c). For purposes of this paragraph 3.3(c), the Fair Value of the Company shall be mutually agreed by the Members or, in the event that the Members fail to agree within ten (10) Business Days of receipt by the expelled Member of the expulsion notice, then by a mutually agreeable third party valuator appointed by the Members or, if the Members fail to agree on a valuator within an additional ten (10) Business Days, then by a third party valuator designated by the Administrator.

(d)During the period commencing the first Business Day immediately following the end of the Default Period and ending on the date that is six (6) months thereafter, if and to the extent that no Contributing Member has exercised its right to extend a Default Loan (in which case the provisions of paragraph 3.5 shall apply), the Noncontributing Member shall have the option to restore its status as of the date immediately prior to the commencement of the Default Period by paying to the Company any and all of the Deficiency Amount with interest thereon at a

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rate equal to the lesser of eighteen percent (18%) per annum, compounded quarterly, and the maximum interest rate permitted by law; provided, however, that only the Deficiency Amount (and not interest) shall be considered a capital contribution such that, except in the event a Contributing Member has made capital contributions unrelated to the subject Deficiency Amount, the Company Percentages of the Members are equal to the Company Percentages as of the date immediately prior to the commencement of the Default Period.

(e)The Members agree that irreparable damage would occur if any Member becomes a Noncontributing Member and that the Contributing Member(s) and the Company will be entitled to specific performance of the terms hereof in addition to any other remedy available at law or in equity without the obligation to post bond or other security.

(f)Notwithstanding any provision herein to the contrary, the “Board” as referred to in this paragraph 3.3 shall include only the Directors appointed by a Contributing Member, any two Directors appointed by any Contributing Member shall constitute a quorum and the affirmative decision of a majority of such Directors shall have the authority to take actions with respect to actions requiring Board approval pursuant to this paragraph 3.3.

Emergency Funding

(a)

(a)If at any time, in the reasonable opinion of a Member (i) there has been an event of default with respect to any Indebtedness of any Subject Company which has not been remedied or unconditionally waived in writing in the terms of the corresponding documents, (ii) there is an imminent threat of an event of default with respect to any Indebtedness of any Subject Company, or (iii) there is otherwise an Emergency or an imminent threat of an Emergency in respect of the Company and the Company or the applicable Subsidiary does not have sufficient funds to contain or mitigate such Emergency or imminent Emergency (each an “Emergency Funding Event”), then:

(i)any Board meetings of the Company may be held on short notice (which shall be delivered to all Directors) and any applicable notice periods may be shortened for all purposes in connection with obtaining funding as contemplated by this paragraph 3.4, and notice to all Directors of any action by written consent with respect to an Emergency shall be provided at the time such consent is solicited;

(ii)other than with respect to paragraph 3.4(c), the quorum of any Board meeting to approve any funding as contemplated by this paragraph 3.4 in connection with the Emergency Funding Event shall be any two Directors and the affirmative decision of a majority of any such Directors participating in such Board meeting shall have the authority to take actions pursuant and with respect to this paragraph 3.4 and an Emergency Funding Event;

(iii)the Board shall (y) provide written notice (the “Emergency Funding Notice”) to each Member of the Emergency Funding Event, and each Member (or its Affiliates) shall have five (5) Business Days from the delivery of such notice to elect to lend the Company an amount that in the Board’s determination is necessary to cure or avoid, as applicable, the circumstances causing the Emergency Funding Event (such debt issuance, an ”Emergency

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Funding Debt Issuance”), which loan shall be made pro rata by each electing Member based upon such Member’s Company Percentage and (z) apply the proceeds of such Emergency Funding Debt Issuance solely to address the Emergency Funding Event;

(iv)if an Emergency Funding Debt Issuance is effectuated pursuant to paragraph 3.4(a)(iii), each Member (x) shall vote in favor of all resolutions in its capacity as a Member (to the extent it has the right to vote in respect thereof in accordance with the terms of this Agreement) and shall cause each Director appointed by it (to the extent such Director has the right to vote in respect thereof in accordance with the terms of this Agreement) to vote in favor of all resolutions as a Director, in each case, in order to implement the Emergency Funding Debt Issuance, (y) shall be entitled to participate in the Emergency Funding Debt Issuance pro rata in accordance with such Member’s Company Interest and (z) is hereby deemed to have given all consents necessary to implement such Emergency Funding Debt Issuance to the extent the consent of such Member may otherwise be required (whether under this Agreement or otherwise);

(v)any Emergency Funding Notice shall set out the basis for the determination that an Emergency Funding Event has occurred, the total amount of funding required in connection with such Emergency Funding Event and the scheduled date of the Emergency Funding Debt Issuance; and

(vi)if any Member declines to subscribe for its pro rata entitlement of the Emergency Funding Debt Issuance, the other Members may subscribe for an additional amount of the Emergency Funding Debt Issuance in excess of its pro rata entitlement up to the amount necessary to fund the Emergency Funding Event.

(b)As soon as reasonably practicable, but in no event later than sixty (60) days after the date of the Emergency Funding Debt Issuance contemplated in paragraph 3.4(a)(iii), the Board shall approve, subject to the applicable terms of this Agreement, an issuance of equity in the Company by initiating a capital call to pay off the Emergency Funding Debt Issuance, and such capital call shall constitute a Required Capital Contribution. If any Member does not fund its pro rata share of the Required Capital Contribution pursuant to this paragraph 3.4(b), the provisions of paragraphs 3.3 and 3.5 shall apply.

(c)The Board may decide not to undertake an equity issuance pursuant to paragraph 3.4(b) to refinance any Emergency Funding Debt Issuance; provided, that, such a decision shall be a Major Decision requiring a Special Board Vote. If the Board decides not to undertake such an equity issuance, each Member who did not participate in the applicable Emergency Funding Debt Issuance shall be provided with an opportunity to take up its pro rata share of the Emergency Funding Debt Issuance on reasonable terms as determined by the Members who participated in such Emergency Funding Debt Issuance.

(d)Any Emergency Funding Debt Issuance (i) shall bear interest at a rate not to exceed eight percent (8%) per annum, (ii) shall be pre-payable by the Company without premium or penalty, (iii) shall be unsecured and shall not be, on its terms, convertible into equity interests of the Company and (iv) may have other terms that are customary for bridge funding by

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equityholders of similarly situated companies in an emergency or other situations similar to the circumstances described in this paragraph 3.4.

Default Loans

(a)The proceeds of each Default Loan shall be paid to the Company, but shall be deemed to be a loan by the Contributing Member(s) to the Noncontributing Member and a capital contribution by the Noncontributing Member to the Company.

(b)Each Default Loan shall accrue interest at the rate of the lesser of (x) eighteen percent (18%) per annum, compounded quarterly, and (y) the maximum rate permitted by law.

(c)While a Default Loan is outstanding, all distributions in respect of the interests in the Company held by a Noncontributing Member that otherwise would be paid to such Noncontributing Member (whether before or after dissolution of the Company), shall instead be paid to the Contributing Member(s) until each Default Loan (including all accrued and unpaid interest thereon and costs of collection) has been paid in full (or is deemed to be repaid in full in accordance with paragraph 3.5(d)) to the Contributing Member(s) (with payments being applied first to accrued and unpaid interest and then to principal, in each case on a pari-passu basis among all Default Loans made to the Noncontributing Member, regardless of when made).

(d)At any time, at the election of a Contributing Member, with respect to a Default Loan extended by such Contributing Member, (i) such Default Loan (including all accrued and unpaid interest thereon) may be converted into an additional capital contribution of the Contributing Member in an amount equal to such Default Loan (including all accrued and unpaid interest thereon), (ii) the Noncontributing Member shall be deemed to have received a distribution pursuant to Article 5 of an amount equal to such Default Loan, (iii) such distribution shall be deemed paid to the applicable Contributing Member in repayment of the Default Loan (including all accrued and unpaid interest thereon), (iv) such amount shall be deemed contributed by the applicable Contributing Member as an additional capital contribution (a “Default Loan Contribution”) and (v) the applicable Contributing Member’s Capital Account shall be increased by, and the Noncontributing Member’s Capital Account shall be decreased by, an amount equal to such Default Loan (including all accrued and unpaid interest thereon).  A Default Loan Contribution shall be deemed an additional capital contribution by the applicable Contributing Member as of the date such Default Loan Contribution is made or the date on which such Default Loan is converted to a Default Loan Contribution.  At the time of a Default Loan Contribution, the Company Percentage of the applicable Contributing Member shall be increased proportionally by the amount of such Default Loan Contribution, thereby diluting the Company Percentage of the Noncontributing Member.  Once a Default Loan Contribution has been made (or deemed made), no subsequent payment or tender in respect of the Default Loan Contribution shall affect the Company Percentages of the Members, as adjusted in accordance with this paragraph 3.5(d).

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Article 4

Capital Accounts; Company Allocations

Capital Accounts

.

(a)An individual capital account shall be maintained for each Member (each, a “Capital Account”).  The Capital Account of each Member shall consist of its original capital contribution (i) increased by any additional capital contributions made in cash or the Fair Value of additional capital contributions, its share of income or gain that is allocated to it pursuant to this Agreement, and the amount of any Company liabilities that are assumed by it or that are secured by any Company property distributed to it, and (ii) decreased by the amount of any cash distributions to or withdrawals by it or the Fair Value of any in-kind distributions made to it, its share of expense or loss that is allocated to it pursuant to this Agreement, and the amount of any of its liabilities that are assumed by the Company or that are secured by any property contributed by it to the Company.  The foregoing provision and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Treasury Regulation.  In the event the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Treasury Regulation, the Board may make such modification, provided that such modification is not reasonably likely to alter the total amounts distributable to any Member pursuant to Article 5 and Article 9, or otherwise have an adverse impact on any Member.  The Board shall notify the Members of any such modifications.

(b)If any new Member is admitted to the Company, the Board is hereby authorized to adjust the Capital Accounts of all Members to reflect a revaluation of the Company’s property based on its current value pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and in accordance with the definition of Adjusted Asset Value.

Allocation of Profit or Loss

.  Except as hereinafter provided in this Article 4 or elsewhere in this Agreement, for purposes of adjusting the Capital Accounts of the Members, Profit or Loss and, to the extent necessary, individual items of income, gain, loss, credit and deduction, for any Accounting Period shall be allocated among the Members in a manner such that the Adjusted Capital Account Balance of each Member, immediately after making such allocation is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member in a hypothetical liquidation if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Adjusted Asset Values, all Company liabilities were satisfied (limited with respect to each nonrecourse liability, within the meaning of Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2), to the Adjusted Asset Value of the asset securing such liability), and the net assets of the Company were distributed to the Members in accordance with paragraph 9.3(c), immediately after making such allocation; provided, however, that the Board may adjust the allocations that are determined (without regard to this proviso) pursuant to this paragraph 4.2 if the Board determines reasonably and in good faith that such adjustment is required to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations

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promulgated thereunder, or to give economic effect to the provisions of Article 5 and Article 9 and the other relevant provisions of this Agreement.

Special Allocations

.  Notwithstanding the foregoing, the allocations provided in this Article 4 shall be subject to the following exceptions:

(a)This Agreement is intended to comply with the safe harbor provisions set forth in Treasury Regulation Sections 1.704-1(b) and 1.704-2, and the allocations set forth in paragraph 4.3(b) (the “Regulatory Allocations”) are intended to comply with certain requirements of such Treasury Regulations.  In the event that the Regulatory Allocations result in allocations being made that are inconsistent with paragraph 4.2, the Board shall adjust subsequent allocations of any items of income, gain, loss, expense and deduction such that the net amount of the Regulatory Allocations and such subsequent special adjustments to each Member equal $0.00.

(b)The following Regulatory Allocations shall be made in the following order:

(i)Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article 4, if there is a net decrease in the Company’s “minimum gain” (as defined in Treasury Regulation Section 1.704-2(b)(2)) during any Accounting Period, each Member shall be specially allocated items of the Company’s income and gain for such Accounting Period (and, if necessary, subsequent Accounting Periods) in an amount equal to such Member’s share of the net decrease in partnership minimum gain, determined in accordance with Treasury Regulations Section 1.704-2(g).  This paragraph 4.3(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article 4, if there is a net decrease in “partner nonrecourse debt minimum gain” (as defined in Treasury Regulations Section 1.704-2(i)(2)) attributable to a “partner nonrecourse debt” (as defined in Treasury Regulations Section 1.704-2(b)(4)) during any Accounting Period, each Member who has a share of such partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of the Company’s income and gain for such Accounting Period and, if necessary, subsequent Accounting Periods, in an amount equal to such Member’s share of the net decrease in such partner nonrecourse debt minimum gain, determined in accordance with Treasury Regulations Section 1.704-2(i)(4).  This paragraph 4.3(b)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4) through (d)(6) which cause the Adjusted Capital Account Balance of such Member to be reduced below $0.00, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit in its Adjusted Capital Account Balance created by such adjustments, allocations, or distributions as quickly as possible.  Any special

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allocations of items of income, gain, loss or expense pursuant to this paragraph 4.3(b)(iii) shall be taken into account in computing subsequent allocations, so that the net amount of any items so allocated and the profit, gain, loss, income, expense, and all other items allocated to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member if such original allocations pursuant to this paragraph 4.3(b)(iii) had not occurred.  This paragraph 4.3(b)(iii) is intended to constitute a “qualified income offset” as described in Section 1.704‑1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted and applied consistently therewith.

(iv)“Nonrecourse deductions” (as defined in Treasury Regulations Section 1.704-2(b)(1)) of the Company for any Accounting Period shall be allocated to the Members pro rata in proportion to their respective Company Percentages, unless the Board determines that another allocation is required pursuant to Treasury Regulations Section 1.704-2, and each Member’s share of “excess nonrecourse liabilities” (within the meaning of Treasury Regulation Section 1.752-3(a)(3)) shall be in the same proportion.

(v)“Partner nonrecourse deductions” (as defined in Treasury Regulations Section 1.704-2(i)) for any Accounting Period shall be allocated to the Member who bears the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) with respect to the “partner nonrecourse debt” (as defined in Treasury Regulations Section 1.704-2(a)(4)) to which such partner nonrecourse deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(vi)To the extent any adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases such basis) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company (as determined under Treasury Regulations Section 1.704-1(b)(3)) in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(vii)If the allocation of Loss (or items of loss or deduction) to a Member as provided in Section 4.2 hereof would create or increase an Adjusted Capital Account Balance deficit, then there shall be allocated to such Member only that amount of Loss (or items of loss or deduction) as will not create or increase an Adjusted Capital Account Balance deficit.  The Loss (or items of loss or deduction) that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in proportion to their relative Company Percentages, subject to the limitations of this paragraph 4.3(b)(vii).

(viii)If the Adjusted Capital Account Balances of the Members are not in proportion to the Members’ respective Company Interests, including as a result of the operation of paragraph 3.5(d), the Company shall cause future allocations of any gain or loss resulting from the adjustment of the Adjusted Asset Value of any Company asset to be made among the Members in

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a manner so as to cause (to the nearest extent possible) the Adjusted Capital Account Balances of the Members to be in proportion to the Members’ respective Company Interests as of such time.

Income Tax Distributive Shares

.

(a)Except as otherwise provided in this paragraph 4.4 or as otherwise required by the Code and the rules and Treasury Regulations promulgated thereunder, a Member’s distributive share of Company income, gain, loss, deduction, or credit for income tax purposes shall be the same as is entered in the Member’s Capital Account pursuant to this Agreement.

(b)In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any asset contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Adjusted Asset Value. With respect to the assets held by the Company as of the Effective Date, the Company shall account for such variation using the “traditional method with curative allocations” as described in Treasury Regulations Section 1.704-3(c).  If the Adjusted Asset Value of any Company asset is subsequently adjusted pursuant to the definition of “Adjusted Asset Value” herein, subsequent allocations of income, gain, loss, deduction and credit with respect to such Company asset shall take account of any variation between the adjusted basis of such Company asset for federal income tax purposes and its Adjusted Asset Value in a manner consistent with Code Section 704(c) and the applicable Treasury Regulations using any method determined by the Board.  Allocations pursuant to this paragraph 4.4(b) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses and any other items or distributions pursuant to any provision of this Agreement.

Article 5

Distributions to the Members

Interest

.  No interest shall be paid to any Member on account of its interest in the capital of or on account of its investment in the Company.

Capital Withdrawals by the Members

.  No Member shall have the right to withdraw any cash, Portfolio Assets or other assets from such Member’s Capital Account.

Deficit Capital Account; Members’ Obligation to Repay or Restore

.  No Member shall be obligated at any time to repay or restore to the Company all or any part of any distribution made to it from the Company in accordance with the terms of this Article 5 or Article 9.

Discretionary Cash Distributions

.  Subject to paragraphs 3.3, 3.5, 5.5, 5.6, 5.7 and 5.8, on each Distribution Date, beginning with December 31, 2018, the Company shall distribute to the Members, pro rata in proportion to their respective Company Percentages, one hundred

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percent (100%) of the Company’s Available Cash, unless otherwise determined by Special Board Vote.

Special Distribution

s.  On the Effective Date, the Company shall make a cash distribution to Landmark in an amount equal to the Initial Brookfield Contribution, which shall be subject to adjustment after the Effective Date in accordance with Section 2.05 of the Subscription Agreement. On the date of the Second Closing, the Company shall make a cash distribution to Landmark in an amount equal to the Second Closing Brookfield Contribution.

Tax Advances

.  Subject to the availability of cash and any applicable restriction in the Company’s financing documentation, the Board shall cause the Company to provide the Members with cash advances against distributions to be made to the Members under paragraphs 5.4 and 9.3 to the extent the Board reasonably estimates is necessary for the Members or their direct or indirect beneficial owners to pay when due any taxes (including estimated taxes) imposed with respect to the cumulative taxable income allocated to such Members; provided, that for purposes of this paragraph 5.6, (x) the taxable income allocated to each Member for each taxable year shall be calculated to reflect, pro rata in proportion to such Member’s Company Percentage, the amount of taxable income received by the Member that is allocated the highest amount of taxable income pursuant to paragraph 4.4 for such taxable year in proportion to such Member’s Company Percentage, and (y) the Tax Rate shall be applicable to each Member or its direct or indirect beneficial owners. Amounts advanced to the Members pursuant to this paragraph 5.6 shall be (a) treated as advances against distributions otherwise payable to such Members under paragraphs 5.4 and 9.3 and (b) reduced by the amount of any prior advances made to such Members pursuant to this paragraph 5.6.  The Company and the Members intend that any advance made pursuant to this paragraph 5.6 shall be made to the Members, pro rata in proportion to their respective Company Percentages.

Reinvestment

.  Notwithstanding any provision of this Agreement to the contrary, subject to paragraph 6.1(g), the Board shall be entitled to cause the Company to retain and use or reinvest cash proceeds, distributions or payments from any investments that would otherwise be subject to distribution to the Members in accordance with paragraph 5.4 or 9.3.

Withholding Obligations

.

(a)Each Member shall, to the fullest extent permitted by applicable law, indemnify and hold harmless the Company and each of the Indemnified Parties who is or who is deemed to be the responsible withholding agent for U.S. federal, state or local or non-U.S. income tax purposes against all claims, liabilities and expenses of whatever nature relating to such Indemnified Party’s obligation to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company or as a result of such Member’s participation in the Company.

(b)Notwithstanding any provision of this Agreement to the contrary, each Member hereby authorizes the Company to withhold from distributions pursuant to paragraphs 5.4, 5.5 and 9.3 and to pay over, or otherwise pay, any withholding or other taxes payable or required to be deducted by the Company or any of its Affiliates (pursuant to the Code or any provision of U.S. federal, state or local or non-U.S. tax law), including any interest or penalties

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assessed or imposed with respect thereto and any amounts required to be paid by the Company or any of its Affiliates with respect to a Member under Sections 6225 and 6232 of the Code or under Section 1446(f) of the Code, with respect to such Member or as a result of such Member’s participation in the Company; provided, that the Company shall not be permitted to withhold with respect to any Member, or pay any withholding or other taxes, interests or penalties on behalf of any Member, in connection with an Imputed Underpayment unless such Member has agreed to the Tax Matters Member’s allocation of such Imputed Underpayment Amount pursuant to paragraph 10.5. If and to the extent that the Company shall be required to withhold or pay any such withholding or other taxes, interest or penalties, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time that such withholding or other tax is required to be paid, which payment shall be deemed to be a distribution with respect to such Member’s interest in the Company to the extent that such Member (or any successor thereto) would have received a cash distribution pursuant to paragraph 5.4, 5.5 or 9.3 but for such withholding.  To the extent that such payment exceeds the cash distribution that such Member would have received pursuant to paragraph 5.4, 5.5 or 9.3 but for such withholding, the Board shall notify such Member as to the amount of such excess and such Member shall make a prompt payment to the Company of such amount by wire transfer, which payment shall not constitute a capital contribution to the Company and, consequently, shall not increase the Capital Account of such Member. In addition, notwithstanding anything to the contrary in this Agreement, any Member that acquires its interest in the Company from a Person that was a Member at the time of the transfer will succeed to and be responsible for, and will indemnify and hold harmless the Company from, (i) any amounts the transferor Member would have been liable for under this paragraph 5.8 if the transferor had remained a Member, and (ii) any amounts imposed under Section 1446(f) of the Code.  Each Member acknowledges that the Company, the Board, the Tax Matters Member or the MSA Manager may be required to provide the identities of each such Member’s direct and indirect beneficial owners to a Governmental Entity in connection with complying with the foregoing.

(c)Any withholdings referred to in this paragraph 5.8 shall be made at the maximum applicable statutory rate under the applicable tax law unless the Board shall have received an opinion of counsel, or other evidence, satisfactory to the Board to the effect that a lower rate is applicable or that no withholding is applicable.  Upon request of a Member, the Board shall provide reasonable assistance to such Member in obtaining any refund of taxes withheld on account of such Member’s participation in the Company.

(d)In the event that the Company receives any cash proceeds, distributions or payments from or in respect of which tax has been withheld, the Company shall be deemed to have received cash in an amount equal to the amount of such withheld tax, and each Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time of such distribution equal to the portion of such amount that is attributable to such Member’s interest in the Company as equitably determined by the Board.  To the extent that such payment exceeds the cash distribution that such Member would have received pursuant to paragraph 5.4, 5.5 or 9.3 but for such withholding, the Board shall notify such Member as to the amount of such excess and such Member shall make a prompt payment to the Company of such amount by wire transfer, which payment shall not constitute a capital contribution and, consequently, shall not increase the Capital Account of such Member.  In the event that the

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Company anticipates receiving a distribution or payment from which tax will be withheld in kind, the Board may elect to prevent such in-kind withholding by paying such tax in cash and may require each Member in advance of such distribution to make a prompt payment to the Company by wire transfer of the amount of such tax attributable to such Member’s interest in the Company as equitably determined by the Board, which payment shall not constitute a capital contribution and, consequently, shall not increase the Capital Account of such Member.

Article 6

Management

Management

.

(a)General.  The Company shall have a Board of Directors (the “Board”) established as set forth in this paragraph 6.1. The Board, except as expressly set forth in this Agreement, shall have the sole and exclusive right to manage, control, and conduct the business of the Company, and to do any and all acts on behalf of the Company, to the maximum extent permitted under applicable law.  The Board acting in accordance with this Agreement shall be deemed the “manager” of the Company for purposes of the Act.

(b)Tax Classification Election.  The Board shall not make any election which would cause the Company to be taxed as an association rather than as a partnership for federal income tax purposes.

(c)Appointment.  The Board shall consist of a number of individuals (each, a “Director”) to be appointed, replaced and removed as follows:  subject to the terms of this paragraph 6.1(c), each Member shall be entitled to appoint, replace and remove one (1) Director for each twenty (20%) of the Company Percentage held by such Member.  The Directors appointed by Landmark in accordance with this paragraph 6.1(c) are referred to as the “Landmark Directors” and the Directors appointed by Brookfield in accordance with this paragraph 6.1(c) are referred to as the “Brookfield Directors.”  As of the Effective Date, (i) Landmark shall be entitled to appoint two (2) Directors, and the initial Landmark Directors are Arthur P. Brazy, Jr. and George P. Doyle and (ii) Brookfield shall be entitled to appoint two (2) Directors, and the initial Brookfield Directors are Bill Bates and Eduardo Salgado. Notwithstanding the foregoing, if after the Effective Date, the Company Percentage of any Member decreases below forty percent (40%), such Member shall forfeit the right to elect one (1) Director, and if the Company Percentage of such Member decreases below twenty percent (20%), such Member shall forfeit the right to elect both Directors.  In the event that the right of a Member to elect a Director has been forfeited pursuant to the immediately preceding sentence, the number of Directors on the Board shall correspondingly be reduced, subject to the immediately following sentence. If (i) in connection with a transfer pursuant to and in accordance with the provisions of Article 8, a transferee of an interest in the Company acquires at least twenty percent (20%) of the Company Percentage, and upon such transferee becoming a substituted Member in accordance with paragraph 8.6, or (ii) the Company Percentage of an existing Member increases above the Company Percentage of such Member as of the Effective Date, such substituted or existing Member, respectively, shall be entitled to elect one (1) Director for every twenty percent (20%) of the Company Percentage owned by such substituted or

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existing Member, as applicable. The number of Directors on the Board shall correspondingly be increased to the extent an election right is gained as provided in this paragraph 6.1(c) to offset any decrease required by this paragraph 6.1(c); provided that in no event shall the number of Directors of the Company exceed five (5).

(d)Resignation; Removal.  Any Director may resign at any time by giving thirty (30) days written notice to the Board.  If any Person ceases to serve as a Director, the vacancy resulting thereby shall be filled by a new Director appointed by the Member that appointed the outgoing Director in accordance with paragraph 6.1(c), and the Members shall take all action necessary to promptly elect, if necessary, such successor or replacement Director as soon as possible after the date of such vacancy.  Any Director may be removed and replaced at any time by the Member that appointed such Director and by no other Member.

(e)Voting.  The vote of the Directors (the vote of each Director, a “Board Vote”) on any matter before the Board shall be based on the Company Percentage of each Member appointing the Directors, such that each Director shall be authorized to vote (i) the aggregate Company Percentage held by the Member appointing such Director divided by (ii) the number of Directors appointed by such Member; provided that any Director may give any other Director a proxy to represent such first Director in any matters.  Except in connection with a Major Decision (the approval of which shall require a Special Board Vote), any action required or permitted to be taken by the Board may be taken by either (i) the affirmative Board Vote by Directors representing Members holding an aggregate Company Percentage greater than fifty percent (50%) or (ii) the written consent of Directors without a meeting as provided in paragraph 6.1(j); provided that, notwithstanding any other provision of this Agreement, during the Securitization Period, the Company Percentage of Brookfield for all purposes of this Article 6, including with respect to any Board Vote, shall be deemed to be fifty percent (50%). Each Landmark Director shall be entitled to vote all of the Board Votes that the other Landmark Directors are or would be entitled to cast pursuant to this Agreement had such other Landmark Directors been in attendance at the relevant Board meeting.  Each Brookfield Director shall be entitled to vote all of the Board Votes that the other Brookfield Directors are or would be entitled to cast pursuant to this Agreement had such other Brookfield Directors been in attendance at the relevant Board meeting.

(f)Major Decisions. Notwithstanding anything to the contrary contained herein, without a Special Board Vote, the Company shall not do, nor shall the Board cause or permit the Company to do, any of the following (each, a “Major Decision”):

(1)undertake any acquisitions or divestitures, in each case, in excess of $2,600,000 during any calendar year (whether in one or a series of related transactions);

(2)increase or decrease the capital of the Company, including issuing new equity or debt securities;

(3)undertake any merger, restructuring, joint venture or other business combination transaction or fundamental corporate transaction, or make any loans to, or acquire any interests in, any Person;

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(4)amend, modify or waive any provision of this Agreement, except as permitted pursuant to paragraph 3.1, or modify the size of the Board;

(5)appoint an auditor for any Subject Company or change or terminate the auditor for any Subject Company or approve any increase to the compensation of any such auditor;

(6)make a distribution of cash or other assets other than in accordance with this Agreement;

(7)materially change its accounting or tax planning policies, or make, change or revoke any material tax election;

(8)fundamentally alter the general nature of the Business or enter into a new line of business;

(9)commence a voluntary case under, or consent to the entry of a decree or order for relief in an involuntary case under, any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar law now or hereafter in effect;

(10)dissolve, liquidate, wind up, recapitalize or reorganize the Company, except in accordance with Article 9;

(11)subject to paragraph 6.2(c): (A) enter into any Related Party Transaction, excluding the payment of a Director’s out-of-pocket expenses pursuant to paragraph 6.1(m); (B) amend or otherwise modify any Related Party Transaction; or (C) exercise any rights or remedies with respect to a Related Party Transaction; provided, however, that except with respect to causing the Company to amend, modify or otherwise exercise any rights or remedies under, the Management Services Agreement and/or the Operating and Management Agreement, any interested Director shall recuse itself from all meetings and discussions regarding such Related Party Transaction and any vote thereon (it being agreed that any action or decision by the Company to amend, modify or otherwise exercise any rights or remedies under, the Management Services Agreement and/or the Operating and Management Agreement shall in all cases constitute a Related Party Transaction requiring a Special Board Vote hereunder and that no Director shall be required to recuse itself from participating in any such actions or decisions); provided, further, that if as a result of the immediately preceding proviso, there are no Directors eligible to attend such meetings or discussions or to vote on matters regarding the applicable Related Party Transaction, the unanimous vote of all Directors shall be necessary and sufficient to take actions with respect to matters regarding the subject Related Party Transaction;

(12)enter into any new lease(s) or amend any existing lease(s) where the aggregate change to the rental revenue of such lease(s) or the annual rental revenue of the

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Company is more than $100,000 (or another threshold as determined by the Board at a later date as reasonably appropriate); and/or

(13)enter into any contract or agreement providing for or otherwise committing the Company to take any of the foregoing actions.

(g)Disputed Matters.  If the Board is unable to come to a decision in respect of any matter to be voted upon or approved by the Board within fifteen (15) Business Days of such matter first being tabled at a Board meeting and such indecision is reasonably likely to impair the ability of the Company to engage in the Business or to conduct the Business in an effective manner (a “Disputed Matter”), such Disputed Matter shall be referred to the senior executives of the Members who shall seek to resolve the Disputed Matter on an amicable basis.  If the matter cannot be settled by agreement in initial discussions, then either Member may give notice that it seeks formally to resolve the Disputed Matter within thirty (30) days (the “Dispute Resolution Period”). If the Disputed Matter is resolved on an amicable basis prior to the expiration of the Dispute Resolution Period pursuant to this paragraph 6.1(g), then the Members shall procure that their appointed Directors shall vote at any meeting or act by written consent of the Board, as appropriate, to give effect to such resolution.  If the Disputed Matter is not resolved on an amicable basis prior to the expiration of the Dispute Resolution Period pursuant to this paragraph 6.1(g) and concerns the approval of any budget or Business Plan for any year, the prior year’s budget and Business Plan, adjusted for any changes in the consumer price index over the relevant period, shall continue to apply unless and until a new budget and Business Plan is approved. If any other Disputed Matter is not resolved on an amicable basis prior to the expiration of the Dispute Resolution Period pursuant to this paragraph 6.1(g), then a deadlock shall be deemed to have occurred and, the matter shall be deemed not approved by the Board.

(h)Meetings.  Meetings of the Board shall be held at such times and with such frequency as shall be designated from time to time by the Board.  Additionally, special meetings of the Board may be called by any Director.  Notice of any meeting of the Board or of any action to be taken by written consent of the Board without a meeting pursuant to paragraph 6.1(j) shall be given not later than three (3) Business Days in advance of such meeting or proposed action, and may be given by telephone, by email, facsimile transmission, certified mail (return receipt requested) or by personal delivery.  The Board shall use its commercially reasonable efforts to give notice of such meeting or such proposed action at least five (5) days prior to such meeting or such proposed action.  A Director may waive notice of the date, time, place and purpose or purposes of a meeting of the Board.  A waiver of notice is effective whether given before, at or after a meeting, and whether given in writing, orally or by attendance.  Attendance by a Director at a meeting is a waiver of notice of that meeting, unless the Director objects at the beginning of the meeting to the transaction of business because the meeting is not properly called or convened, or objects before a vote on an item of business because the item may not properly be considered at that meeting and does not participate in the consideration of the item at that meeting.  Any meeting of the Board may be held in person, telephonically or through other communications equipment by means of which all participating members of the Board can simultaneously hear and address each other during the meeting.

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(i)Quorum.  A quorum shall be required to conduct any business at any meeting of the Board, and shall be deemed present at any such meeting so long as Directors holding not less than the number of Board Votes required to approve the action for which a meeting was convened are in attendance, which Directors must include at least one Director appointed by each Member, provided that in the event that a quorum is not deemed present at any duly authorized meeting due to the absence of at least one Director appointed by each Member, such meeting may be reconvened not less than 24 hours later if prior written notice is provided to each Director, after which time a quorum shall be deemed present notwithstanding the absence of at least one Director designated by such Member.

(j)Actions Without Meetings.  On any matter that is to be voted on, consented to or approved by Board, the Board may take such action without a meeting, without prior notice and without a vote if consented to or approved, in writing, by electronic transmission or by any other means permitted by law, by Directors holding not less than the number of Board Votes required to approve such action if a Board meeting had actually been convened, provided that the Board shall use its commercially reasonable efforts to provide at least five (5) days’ advance written notice of the proposed action and the purpose therefor to all Directors, to the extent reasonably practicable given any relevant exigencies of time.  Any such written consent shall have the same effect as an act of the Board at a properly called and constituted meeting of the Board.  Copies of any executed written consent shall be delivered to all Directors promptly after execution thereof.  Each Landmark Director shall be entitled to act by written consent on behalf of all of the Board Votes that the other Landmark Directors are or would be entitled to act by written consent pursuant to this Agreement had such other Landmark Directors been available to sign such written consent.  Each Brookfield Director shall be entitled to act by written consent on behalf of all of the Board Votes that the other Brookfield Directors are or would be entitled to act by written consent pursuant to this Agreement had such other Brookfield Directors been available to sign such written consent.

(k)Subsidiaries.  Each wholly-owned (direct or indirect) Subsidiary of the Company shall provide in its organizational documents and/or structure that either (i) the Company (or another wholly-owned Subsidiary of the Company) shall be its sole member, manager, general partner or equivalent controlling party or (ii) the composition of any managing body of any such Subsidiary shall mirror at all times the composition of the Board and shall be governed in the same manner as the Board, including with respect to the limitations of authority and the procedures set forth in this paragraph 6.1.

(l)Duties.  Notwithstanding any duty otherwise existing at law or in equity, except to the extent of any limitation arising from the implied contractual covenant of good faith and fair dealing referenced in Section 18-1101(c) of the Act, each Director, in his or her capacity as such, may act in the sole interests of the Member designating him or her, whether or not such interests conflict with interests of the Company or the other Members, and each Director, in his or her capacity as such, shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of, or factors affecting, the Company or the other Members.  A Person who performs his or her duties as a Director in good faith shall not have any liability by reason of being or having been a Director.  The provisions of this Agreement, to the extent that they restrict

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the duties and liabilities of any such Persons otherwise existing at law or in equity, are agreed by the Members to modify such other duties and liabilities of such Persons.

(m)Reimbursements.  No Director shall be entitled to remuneration from the Company for services rendered in such Director’s capacity as a Director (other than for reimbursement of reasonable out-of-pocket expenses of such Director in accordance with Company policy, including reasonable out-of-pocket expenses incurred in attending meetings of the Directors).

(n)Management Services Agreement. On the Effective Date, the Board has caused the Company to enter into that certain management services agreement (the “Management Services Agreement”) with the MSA Manager attached hereto as Exhibit A, pursuant to which the MSA Manager will manage the day-to-day operations of the Company under the supervision of the Board in coordination with its activities in its capacity as the manager under the Management Agreement with respect to the Subsidiaries of the Company.

6.2Operating Budget and CapEx Budget.

(a)For so long as (i) the Management Services Agreement has not been terminated and (ii) the Company has not formed any new Subject Company after the Effective Date that is managed outside of the Management Services Agreement (an “Excluded Subject Company”), the operating budget and capital expenditure budget for the Subject Companies for each calendar year will be the operating budget, capital expenditure budget and rolling five (5)-year business plan (such rolling five (5)-year business plan, the “Business Plan”) prepared by the MSA Manager for such calendar year in accordance with the Management Services Agreement and approved by the Board.

(b)Following such time as (i) the Management Agreement has been terminated or (ii) the Company has formed an Excluded Subject Company, the Members shall use good faith efforts to mutually agree on an annual budget and Business Plan for each calendar year (x) relating to the Subject Companies, in the case of clause (i), or (y) relating to such Excluded Subject Company/ies, in the case of clause (ii), the approval of which, and any material amendments or changes thereto, or deviations therefrom, shall require an approval by the Board.

(c)Notwithstanding the foregoing or anything else to the contrary in this Agreement, nothing in this Agreement is intended to, nor shall any provision of this Agreement, modify, limit, impair or otherwise have any effect on the rights of the Manager under the Management Agreement, all of such rights, including the right to set the operating budget and capital expenditure budget in accordance with the Management Agreement, remaining the exclusive right of the Manager in accordance with the Management Agreement.

No Control by the Members

(a).  The Members (in their capacity as such) shall take no part in the control or management of the business or affairs of the Company nor shall the Members have any authority to act for or on behalf of the Company except as is specifically permitted by this Agreement.  Notwithstanding any duty otherwise existing at law or in equity, except to the extent of any limitation arising from the implied contractual covenant of good faith and fair dealing

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referenced in Section 18-1101(c) of the Act, each Member, in its capacity as such, may act in its sole interests, whether or not such interests conflict with interests of the Company or the other Members, and each Member, in its capacity as such, shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of, or factors affecting, the Company or the other Members.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the Members otherwise existing at law or in equity, are agreed by the Members to modify such other duties and liabilities.

Officers

.  The Board may, but is under no obligation to, appoint one or more officers of the Company, including a President, Chief Executive Officer, Chief Financial Officer, Vice President(s), Assistant Vice President(s), Secretary, Assistant Secretaries, Treasurer and Assistant Treasurer(s).  Such officers shall have such duties, powers, obligations and authorities as may be assigned to them from time to time by the Board and shall be subject to the supervision and authority of the Board.  Each officer may be removed by the Board with or without cause at any time.  Each officer shall serve until his or her successor is duly appointed and qualified or until his or her earlier death, resignation or removal.

Article 7

Restrictive Covenants

Employee Non-Solicitation

. From the Effective Date until the date that is twelve (12) months following the date (the “Termination Date”) on which a Member ceases to be a Member hereunder, neither such Member, nor any of its Affiliates, shall directly or indirectly knowingly solicit for hire or otherwise enter into any business affiliation with any of the present officers or present senior employees of the other Members or any of their respective Affiliates (other than persons who no longer are officers or employees of the other Members or any of their respective Affiliates at the time discussions are initiated) with whom the first Member (or its Affiliate, as applicable) has had contact during the period that the first Member was a Member of the Company or of whom the first Member (or its Affiliate) has become aware as a result of the first Member being a Member of the Company; provided, however, that the first Member and its Affiliates shall not be prohibited from (i) employing any such person who contacts the first Member or its Affiliates on his or her own initiative and without any direct solicitation by the first Member or such Affiliate, or as a result of general advertisements for employment or (ii) soliciting or employing any such person through any recruiting firm that has not been directed to target the other Members’ or any of their respective Affiliates’ employees; provided, further, that for the purpose of this paragraph 7.1, the Affiliates of Brookfield shall include only persons Controlled by Brookfield Parent.

Non-Disparagement

.  The Members shall not disparage, criticize, defame or make negative statements, either orally or in writing, regarding the personal or business arrangements of any Subject Company, the MSA Manager, the Members or their respective Affiliates, officers, directors, employees, agents or beneficial owners, except to the extent that they are required to

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respond to any subpoena or court order requiring truthful and accurate testimony or documents regarding such matters.

Acknowledgments

.

(a)Each Member acknowledges that (i) the agreements as set forth in this Article 7 are necessary to preserve the other Members’ legitimate interest in the goodwill of the Subject Companies, (ii) the limitations of time, geography and scope of activity agreed to in this Article 7 are reasonable and (iii) the provisions of this Article 7 provide no more protection than is reasonably necessary to protect a Member’s legitimate interest in the goodwill of the Subject Companies.

(b)If any provision of this Article 7 as applied to any part or to any circumstances shall be adjudged by any Governmental Entity to be invalid or unenforceable, the same shall in no way affect any other provision of this Article 7, the application of such provision in any other circumstances, or the validity or enforceability of this Article 7.  The Members intend this Article 7 to be enforced as written.  If any provision, or part thereof, however, is held to be unenforceable because of the duration thereof or the area covered thereby, the parties agree that the Governmental Entity making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases and in its reduced form such provision shall then be enforceable.

(c)Each Member further acknowledges and agrees that (i) the rights of the other Members under this Article 7 are of a specialized and unique character and that immediate and irreparable damage will result to such other Members if the Member fails to or refuses to perform its respective obligations under this Article 7 and (ii) the other Members may, in addition to any other remedies and damages available, seek to obtain an injunction in a court of competent jurisdiction to restrain any such failure or refusal without posting bond or other security, and without the necessity of proving actual damages.  No single exercise of the foregoing remedies shall be deemed to exhaust any Member’s right to such remedies, but the right to such remedies shall continue undiminished and may be exercised from time to time as often as such Member may elect.

(d)Notwithstanding anything to the contrary herein, each Member and any of its members, managers, employees and their respective Affiliates may have business interests and engage in business activities in addition to those connected with the Subject Companies, which interests and activities may be similar to or different from those of the Subject Companies and may include acquiring interests as a partner, a stockholder, a lender or otherwise in other entities, or performing investment advisory services and management services for various clients and accounts other than the Subject Companies.  In conducting business activities or acquiring business interests whether similar to or different from those of the Subject Companies, no Member nor its members, managers, employees and their respective Affiliates shall, except as expressly provided to the contrary herein, be under any duty or obligation to make any investment or other business opportunity available to the Company, and no Member shall be prevented from offering any investment opportunity to any other investment vehicles managed by such Member or any of its Affiliates without offering any such opportunity to the Company.

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Article 8

Transfer of Company Interests

General

.

(a)No Member shall, directly or indirectly, sell, assign, transfer or otherwise dispose of, including by operation of law or, subject to paragraph 8.2(b), by Upper-Tier Transfer, any economic, voting or other rights in or to any of its interest in the Company, other than (a) as expressly provided in this Article 8 or (b) with the prior written consent of the other Members.  Any attempted sale, assignment, transfer or other disposition in breach of this Article 8 shall be null and void.  Notwithstanding anything to the contrary herein, without the consent of the non-transferring Members, in no event shall any Member sell, assign, transfer or otherwise dispose of any economic, voting or other rights in or to any of its interest in the Company, other than as security or collateral, to any Person that is not an Eligible Purchaser.

(b)For a period of five (5) years following the Effective Date, other than transfers permitted pursuant to paragraph 8.2, no Member shall, directly or indirectly, sell, assign, transfer or otherwise dispose of, including by operation of law or, subject to paragraph 8.2(b), by Upper-Tier Transfer, any economic, voting or other rights in or to any of its interest in the Company, other than with the prior written consent of the other Members.

Permitted Transfers

.

(a)Notwithstanding anything to the contrary herein, but subject to paragraph 8.5, upon not less than five (5) Business Days prior written notice to the other Member(s), any Member may transfer any of its interest in the Company to any Affiliate thereof that is an Eligible Purchaser, provided that (x) the transferring Member shall be jointly and severally liable with its transferee Affiliate with respect to all obligations of the Member under this Agreement, (y) the transferring Member shall provide all reasonably requested documentary evidence to the other Member(s) to confirm that the transferee is an Affiliate of the transferring Member and (z) if the Affiliate ceases to be an Affiliate of the transferring Member, then the Affiliate shall (and the transferring Member shall cause the Affiliate to), before such cessation, transfer the relevant interests to the initial transferring Member or, at the initial transferring Member’s option, to another Affiliate of the initial transferring Member; provided, further, that notwithstanding anything to the contrary contained herein, Brookfield shall have the right to transfer, directly or indirectly, all or any portion of its equity interest in the Company and its rights and obligations under this Agreement to any Entity Controlled by Brookfield Parent.

(b)The direct and indirect members, partners, stockholders and other equity holders of any Member shall be entitled to sell, assign, transfer or otherwise dispose of any economic, voting or other rights in or to any of their respective direct or indirect interests in such Member to any Person, and no such sale, assignment, transfer or other disposition (each, an “Upper-Tier Transfer”) shall (a) require the consent of the other Members or any other Person or (b) be subject to the provisions of this Article 8; provided that (i) no such Upper-Tier Transfer will cause any other Member to be in violation of any applicable law, (ii) the interest of the Member in

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the Company to be indirectly transferred in such Upper-Tier Transfer does not constitute (x) all or substantially all of the assets or interests being transferred in such Upper-Tier Transfer or (y) more than fifty percent (50%) of the value of all of the assets or interests being transferred in such Upper-Tier Transfer, and (iii) after giving effect to such Upper-Tier Transfer, the representations set forth in paragraph 11.1(e) remain true with respect to the Member that is the subject of such Upper-Tier Transfer. Notwithstanding any provision herein to the contrary, none of the transfer restrictions in this Article 8 shall apply to any indirect transfer of equity interests in the Company as a result of (x) the trading of shares in LMRK on the NASDAQ or other nationally recognized exchange, (y) the sale of any equity interests in, or the sale of all or substantially all of the assets of, LMRK, Brookfield Parent or Infra Lease Acquisitions LLC, or (z) the acquisition of Landmark Parent by LMRK.

8.3Right of First Refusal.

(a)If any Member proposes to transfer all or any portion of its direct interest in the Company representing at least ten percent (10%) of the aggregate issued and outstanding equity interests in the Company to any Eligible Purchaser that is not an Affiliate of such Member, then such transferring Member (the “Selling Member”) shall deliver to each other Member with a Company Percentage equal to or greater than twenty-five percent (25%) (the “Other Members”) a written notice (the “ROFR Notice”) that (i) states the Selling Member’s bona fide intention to sell such interest in the Company (the “Selling Member’s Interest”) to such Eligible Purchaser (the “Prospective Purchaser”) and (ii) provides all the material terms and conditions, including the price, pursuant to which the Selling Member proposes to sell the Selling Member’s Interest to the Prospective Purchaser. Such notice shall constitute a binding offer by the Selling Member to sell the Selling Member’s Interest to the Other Members for the consideration and on the other terms and conditions set forth in the ROFR Notice, except that the closing date shall be as set forth in paragraph 8.3(d).

(b)The Other Members shall have the first prior right for a period of thirty (30) days after receipt of the ROFR Notice to agree to purchase all of the Selling Member’s Interest (pro rata with any electing Other Members, if applicable), upon the same terms and conditions contained in the ROFR Notice, by providing written notice (“ROFR Election Notice”) to the Selling Member within thirty (30) days after receipt of the ROFR Notice (the “ROFR Election Period”).  If any Other Member does not provide such ROFR Election Notice within the ROFR Election Period, such Other Member shall be deemed to have declined to exercise its right hereunder in respect of such Selling Member’s Interest.

(c)To the extent that the Other Members fail to exercise their right to purchase the Selling Member’s Interest within the ROFR Election Period, the Selling Member shall, subject to complying with paragraph 8.4, be free to transfer the Selling Member’s Interest to the Prospective Purchaser at a price (or for other consideration) and on terms no less favorable to the Selling Member than described in the ROFR Notice; provided, that such transfer is consummated within ninety (90) days from the expiration of the ROFR Election Period. If, however, such transfer is not consummated within such ninety (90) day period, the provisions of this paragraph 8.3 shall be deemed revived and the Selling Member shall not transfer any portion of its interest without

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complying again with the provisions of this paragraph 8.3 (including by delivering a new ROFR Notice).

(d)Upon timely notice of exercise by an Other Member of its right to acquire the Selling Member’s Interest, the closing with respect thereto shall occur within thirty (30) days after the date of the last ROFR Election Notice delivered by an Other Member in connection with the same ROFR Notice or such other date as the Selling Member and the exercising Other Members may agree in writing.

Tag-Along Right

.

(a)If any Selling Member proposes to transfer the Selling Member’s Interest to a Prospective Purchaser, after complying with paragraph 8.3, then such Selling Member shall deliver to all other Members irrespective of each Member’s Company Percentage (the “Tag-Along Members”) a written notice (the “Tag-Along Notice”) that (i) states the Selling Member’s bona fide intention to sell the Selling Member’s Interest to such Prospective Purchaser, and (ii) provides all the material terms and conditions, including the price, pursuant to which the Selling Member proposes to sell the Selling Member’s Interest to the Prospective Purchaser (which price and other terms, pursuant to paragraph 8.3(c), must be no less favorable to the Selling Member than described in the ROFR Notice). The Tag-Along Members shall have the right to require that a corresponding percentage of their respective interest in the Company (the “Tagged Interest”) be offered for sale together with the Selling Member’s Interest by delivering to the Selling Member, within five (5) Business Days after the receipt of such Tag-Along Notice (the “Tag-Along Exercise Period”) a written notice (the “Tag Along Exercise Notice”) electing the same. If the Tag-Along Members deliver a Tag-Along Exercise Notice within the Tag-Along Exercise Period, then (i) the Selling Member shall be required to offer for sale the Tagged Interest along with the pro rata amount of the Selling Member’s Interest and include the Tagged Interest in any sale of the pro rata amount of the Selling Member’s Interest to the Prospective Purchaser on the same terms and conditions as those applicable to the pro rata amount of the Selling Member’s Interest and (ii) the Tag-Along Members shall sell the Tagged Interest to the Prospective Purchaser in accordance with this paragraph 8.4 and shall take all actions required herein to consummate such sale, subject to the following:

(i)To the extent any representations and warranties pertain specifically to the Selling Member, the Tag-Along Members shall make the comparable representations and warranties pertaining specifically to itself, and each Tag-Along Member shall be solely liable for indemnification claims based upon breaches of representations and warranties that pertain to itself.

(ii)To the extent any covenants or agreements are capable of performance only by a certain Tag-Along Member, such covenants or agreements shall be made only by such Tag-Along Member and such Tag-Along Member shall be solely liable for indemnification claims based upon breaches of covenants and agreements that pertain to itself, and the Tag-Along Members will in no event be required to agree to be bound by any non-compete or other restrictive covenant in connection with such sale.

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(iii)To the extent representations and warranties pertain to any Subject Company, the Tag-Along Members shall be severally and not jointly liable for breaches of such representations and warranties.

(iv)No Tag-Along Member will be required to be liable in respect of any indemnification or escrow provided in connection with such sale (x) in excess of the aggregate consideration actually received by such Tag-Along Member in such sale, or (y) in excess of such Tag-Along Member’s pro rata participation in the sale (based on the aggregate consideration actually received by such Tag-Along Member in such sale) as compared to the aggregate consideration actually received by all Tag-Along Members in such sale.

(v)The aggregate purchase price payable for the interests in the Company sold in the sale to the Prospective Purchaser shall be allocated among and paid to the Tag-Along Members pro rata in proportion to their respective percentages of the interest in the Company sold in such transaction.

(b)If the Tag-Along Members do not deliver a Tag-Along Exercise Notice to the Selling Member within the Tag-Along Exercise Period, the Selling Member shall have the right to transfer the Selling Member’s Interest to the Prospective Purchaser on the terms and conditions specified in the Tag-Along Notice, provided that such transfer is consummated within ninety (90) days from the expiration of the Tag-Along Exercise Period. If, however, such transfer is not consummated within such ninety (90) day period, the tag-along right set forth in this paragraph 8.4 shall be deemed revived and the Selling Member shall not transfer any portion of its interest without complying again with the provisions of this paragraph 8.4 (including by delivering a new Tag-Along Notice).

Requirements for Transfer

.  Notwithstanding the foregoing, unless consented to in writing by the Company, any transfer or other disposition of a Member’s interest in the Company shall not be permitted if such transfer or disposition would: (a) result in the Company’s assets being considered, in the opinion of counsel for the Company, as “plan assets” within the meaning of the U.S. Employee Retirement Income Security Act of 1974, as amended, or any regulations proposed or promulgated thereunder; (b) result in violation of the Securities Act or any comparable provision under state or provincial law; (c) require the Company to register as an investment company under the U.S. Investment Company Act of 1940, as amended; (d) require the Company to register as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended; (e) result in a termination of the Company’s status as a partnership for tax purposes; or (f) cause the Company to be deemed to be a “publicly traded partnership” as such term is defined in Section 7704(b) of the Code.  Prior to effecting any transfer of Member interests, the Company shall have received, if it so requests, an opinion reasonably satisfactory to it covering the substance of the aforementioned clauses (a) through (f).  Such legal opinion shall be provided to the Company by the transferring Member or the proposed transferee.  Any out-of-pocket costs associated therewith shall be borne by the transferring Member or the proposed transferee.  Any reasonable

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out-of-pocket costs incurred by the Company in connection with any transfer shall be borne by the transferring Member or the proposed transferee.

Substitution as a Member

.  A transferee of a Member’s interest pursuant to this Article 8 shall become a substituted Member only if such transferee executes and delivers to the Company and the other Members a written instrument acknowledging the provisions of this Agreement and agreeing to be a party to this Agreement.

Article 9

Dissolution and Liquidation of the Company

Dissolution

.  The Company will dissolve and its business and affairs will be wound up upon the first to occur of: (a) the election by the Members to dissolve the Company at any time; and (b) entry of a decree of judicial dissolution under Section 18-802 of the Act, and the Members hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all other rights they may have to cause a dissolution of the Company or a sale or partition of the Company and/or any or all of the Company assets.

Winding Up Procedures

.

(a)Promptly upon the dissolution of the Company, the affairs of the Company shall be wound up and the Company liquidated.  The closing Capital Accounts of all the Members shall be computed as of the date of final liquidation as if the date of final liquidation were the last day of an Accounting Period in accordance with Article 4, and then adjusted in the following manner:

(i)All assets and liabilities of the Company shall be valued as of the date of final liquidation.

(ii)The Company’s assets as of the date of final liquidation shall be deemed to have been sold at their Fair Values, subject to the approval of the Members, and the resulting Profit or Loss shall be allocated to the Members’ Capital Accounts in accordance with the provisions of Article 4.

(b)Distributions during the winding up period shall be made in cash.  The Board shall serve as the liquidator of the Company and shall use its reasonable business judgment as to the most advantageous time for the Company to sell investments, subject to the Board’s determination of the need for adequate reserves to satisfy current or anticipated liabilities of the Company.

Payments in Liquidation

.  On the final distribution in the winding up of the Company, the assets of the Company shall be distributed in the following order:

(a)to the creditors of the Company, other than Members, in the order of priority established by law, either by payment or establishment of reserves;

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(b)to the Members, in repayment of any loans made to, or other debts owed by, the Company to such Members;

(c)the balance, if any, to the Members in accordance with paragraph 5.4.  No Member shall be obligated to restore any deficit in its Capital Account.

Article 10

Financial Accounting and Reports

Financial Accounting; Fiscal Year

.  The books and records of the Company shall be maintained in accordance with the provisions of this Agreement.  The Company’s fiscal year shall be the calendar year.

Supervision; Inspection of Books

.  Proper and complete books of account of the business of the Company, copies of the Company’s federal, state and local tax returns for each fiscal year, the Schedule of Members set forth in the Company’s books and records, this Agreement and the Certificate shall be kept under the supervision of the Board at the principal office of the Company.  Such books and records shall be open to inspection by the Members, or their accredited representatives, at any reasonable time during normal business hours after reasonable advance notice.  The Board shall retain all such books and records for a period of three (3) years following the Company’s termination.

10.3Reports; Financial Statements of the Company.

(a)The Company shall transmit to the Members unaudited financial statements of the Company for each fiscal year (including the last fiscal year of the Company), including an income statement for the year then ended and balance sheet as of the end of such year, a statement of changes in each individual Member’s Capital Account, and a list of investments then held.

(b)The Company may transmit or make available any reports or other information required to be transmitted or made available to the Members by notifying such Members of the availability of such information in writing (or via electronic mail) and making such information available to such Members solely on a website or portal to which the Members have electronic access.

Tax Returns

.  With respect to each fiscal year of the Company, the Company shall use commercially reasonable efforts to prepare and deliver to each Member by February 1 of the subsequent fiscal year (a) a final Schedule K-1, Form 1065, with respect to such Member, and (b) all additional information reasonably requested by such Member for purposes of preparing and filing such Member’s federal and applicable state income tax returns with respect to such Member’s ownership in the Company. If with respect to any fiscal year a final Schedule K-1, Form 1065 has not been prepared and delivered to any Member by February 1 of the subsequent fiscal year, the Company shall prepare and deliver to such Member by February 1 of the subsequent fiscal year a draft of such Schedule K-1, Form 1065 reflecting a good faith estimate of the information to be provided on the final Schedule K-1, Form 1065 for such Member for such fiscal

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year and shall to deliver to such Member the final Schedule K-1, Form 1065 for such Member for such fiscal year as soon as reasonably practicable thereafter. The Company shall prepare and file (or cause to be filed) all tax returns that the Company is required to file by any federal, state, local or foreign taxing authorities.  Subject to paragraphs 6.1(b) and 6.1(f)(7), and except as provided in paragraph 10.5, the Board shall cause the Company to make any tax election that the Board may deem appropriate and in the best interests of the Company and the Members.

Tax Matters Member

.  Landmark shall be the Company’s “partnership representative” as defined in Code Section 6223(a) (the “Tax Matters Member”) and, subject to this paragraph 10.5, shall have the right to take all actions that the partnership representative is authorized or required to take under the Code.  The Tax Matters Member may employ tax counsel to represent the Company in connection with any audit or investigation of the Company by the Internal Revenue Service and in connection with all subsequent administrative and judicial proceedings arising out of such audit; provided, that the Tax Matters Member shall provide written notice to any other Members concerning its intent to make any decision or take any other action with respect to such audit that has, or could reasonably be expected to have, an adverse effect on the taxes or tax position of such Members, and the Tax Matters Member shall not make such decision or take such action without the prior consent of such Members (such consent not to be unreasonably withheld, conditioned or delayed).  If the Tax Matters Member is required by law or regulation to incur fees and expenses in connection with tax matters not affecting all the Members, then the Tax Matters Member may, in its sole and absolute discretion, seek reimbursement from those Members on whose behalf such fees and expenses were incurred.  The Tax Matters Member shall keep the Members reasonably informed of all administrative and judicial proceedings, and shall furnish to each Member, if such Member so requests in writing, a copy of each notice or other communication received by the Tax Matters Member, in its capacity as such, from the Internal Revenue Service, except such notices or communications as are sent directly to such requesting Member by the Internal Revenue Service.  The Tax Matters Member shall not enter into any settlement agreement with any taxing authority without the consent of the Members (such consent not to be unreasonably withheld, conditioned or delayed).  Each Member shall indemnify the Company for any “imputed underpayment” within the meaning of Code Section 6225 paid (or payable) by the Company and allocable to such Member as a result of an adjustment with respect to any partnership item, including any interest or penalties with respect to any such adjustment (collectively, an “Imputed Underpayment Amount”).  The Tax Matters Member shall reasonably determine the portion of an Imputed Underpayment Amount allocable to each Member or former Member, subject to the approval of the Members (such approval not to be unreasonably withheld, conditioned or delayed). The portion of the Imputed Underpayment Amount that the Tax Matters Member allocates to a former Member of the Company shall be an obligation of such former Member and any third-party transferee or assignee of such former Member.  Imputed Underpayment Amounts also shall include any imputed underpayment within the meaning of Code Section 6225 paid (or payable) by any entity treated as a partnership for federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for federal income tax purposes to the extent that the Company bears the economic burden of such amounts, whether by law or agreement.  The provisions contained in this paragraph 10.5 shall survive the dissolution of the Company and the withdrawal

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of any Member or the transfer of any Member’s interest in the Company and shall apply to any current or former Member.

REIT Compliance

.  The Company and the Members acknowledge that Brookfield, or its direct or indirect owner (“Brookfield REIT”), intends to qualify, and continue to qualify, as a REIT. In furtherance of the forgoing, (a) at the request of Brookfield, the Company shall use commercially reasonable efforts to implement such actions that Brookfield reasonably requests that are reasonably necessary to (i) satisfy the income and asset tests applicable to a REIT and (ii) cause Brookfield REIT not to be subject to any taxes under Section 857 of the Code (determined without regard to the distribution required in order to maintain REIT classification and avoid excise taxes imposed on a REIT), in each case determined on a standalone, pro forma basis (e.g., treating the Company as a separate, stand-alone REIT), and (b) the Company shall furnish to Brookfield any financial or other information that Brookfield may reasonably request from time to time to enable Brookfield REIT to support its status as a REIT, file REIT-related tax returns or otherwise comply with applicable requirements to maintain REIT classification; provided however that Brookfield shall be responsible for and reimburse the Company for any and all costs incurred by the Company in connection with its obligations pursuant to this paragraph 10.6, it being understood that any such reimbursement shall not be treated as a capital contribution.

Service Providers

.  Pursuant to and in accordance with the Management Services Agreement, the MSA Manager shall have the right to hire consultants, financial advisors, appraisers, attorneys, accountants and such other agents for the Subject Companies as it may deem necessary or advisable, and authorize any such agent to act for and on behalf of the Subject Companies. The cost and expense of any such agents shall be borne by the Subject Companies.

Financial Reports

. Beginning after, but including, the first complete month of operations after the Effective Date, the Company shall provide to each Member (i) on a quarterly basis, within twelve (12) Business Days after the end of each fiscal quarter, an unaudited consolidated balance sheet and related statement of operations and statement of cash flow, prepared on the basis of two months of actual results and one month forecasted results, of the Company and its Subsidiaries and (ii) if applicable, as soon as reasonably practicable, any material filings made by the Company with any Governmental Entity. The Company shall also provide to each Member, on a trailing one-month basis, within seven (7) Business Days after the end of each calendar month (for illustrative purposes but not limited to, the October 2018 Summary of Operations presented no later than the seventh (7th) business day of December 2018): (A) a report of the Company’s revenues, expenses and cash flows with sufficient detail to be compared to the revenues, expenses and cash flow projections set forth in the budget for the relevant period, (B) an unaudited consolidated balance sheet of the Company and its Subsidiaries, (C) “flash results” including net income, funds from operations, other comprehensive income and equity, by the fourth (4th) Business Day following each quarter end, prepared on the basis of two months of actual results and one month of forecasted results, (D) monthly reforecasts of key financial results including EBITDA, funds from operations (being defined as net income excluding the impact of depreciation and amortization, deferred taxes and other non-cash items), net income, capital expenditures and cash flow (including dividends / distributions) (to be provided, on a trailing one-month basis, within seven (7) Business Days of each month, excluding months following a fiscal quarter end), (E) a quarterly management letter, discussing the revenues and operations of the

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Company and summary information for each such period (all such annual, quarterly, monthly and other information to be prepared in accordance with GAAP), and (F) any other reports or information as determined by the Board from time to time, including financial reports in accordance with IFRS. In addition, the Company shall reasonably promptly provide to Brookfield a copy of all other reports and information that Brookfield reasonably requests from time to time that can be obtained or generated by the Company without undue cost or expense in order to comply with Brookfield’s and its Affiliates’ reporting obligations to other Affiliates of Brookfield (or such Affiliates’ equityholders), including any funds or other investment vehicles managed or advised by any Affiliate of Brookfield, and any investor in such funds or investment vehicles.

10.9Audited Financial Statements. In the event that the Management Services Agreement is either terminated or not renewed, the Company shall, within one hundred (100) days after the end of each fiscal year following the termination or non-renewal of the Management Services Agreement, prepare and provide an audited consolidated balance sheet, statement of operations and statement of cash flow of the Company and its Subsidiaries (if any), audited by a firm of independent certified accountants selected by Brookfield.

Adequate Procedures

.  Within thirty (30) days after the end of each fiscal year of the Company, the Company shall, and the Board shall cause the Company to, provide to each Member a copy of a report prepared by the Company in respect of such ended fiscal year of the Company demonstrating the implementation by the Company and its Subsidiaries (if any) of Adequate Procedures.

Article 11

Representations and Warranties

Representations and Warranties by Each Member

.  Each Member represents and warrants as follows:

(a)It is an Entity duly formed, validly existing, and in good standing under the laws of its jurisdiction, and is in good standing and is duly qualified to conduct business as a foreign Entity in each jurisdiction in which the nature of its business or the ownership of property makes such qualification necessary.

(b)It has the requisite entity power to execute and deliver this Agreement and to perform its obligations hereunder, and the execution and delivery by it of this Agreement and the performance by it of its obligations hereunder have been duly authorized by all necessary entity action on its part.

(c)This Agreement has been duly executed and delivered by its authorized officers, directors or managers and constitutes its valid and binding obligations, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity.

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(d)The execution and delivery of this Agreement by it does not, and neither the performance by it of its obligations hereunder nor the consummation of the transactions contemplated hereby will (i) conflict with its organizational documents, (ii) conflict with, result in any violation of, constitute a default under, or give rise to a right of termination, cancellation, or acceleration of, or any obligation or to loss of a benefit under, any agreement to which it is a party or by which any of its assets or properties may be bound, or (iii) violate any order or law applicable to it.

(e)Neither it nor any of its Affiliates is or will be (i) conducting any business or engaging in any transaction or dealing with any Sanctioned Entity, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Sanctioned Entity; (ii) engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Improvement and Reauthorization Act of 2005, as amended, as warranting special measures due to money laundering concerns; (iii) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; (iv) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Improvement and Reauthorization Act of 2005, as amended; or (v) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (A) any U.S. anti-money laundering law, (B) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (C) the U.S. mail and wire fraud statutes, (D) the U.S. Travel Act of 1961, as amended, (E) any similar or successor statutes or (F) any regulations promulgated under the foregoing statutes. It has, and will maintain in place, and will use commercially reasonable efforts to cause the Company and each Subsidiary of the Company to have and to maintain in place, Adequate Procedures.

(f)(i) It is familiar with the Business; (ii) it has been advised that its interest in the Company may not be sold, transferred, or otherwise disposed of except as provided herein; (iii) it understands that its interest in the Company has not been registered under the Securities Act or any State securities laws, in reliance on an exemption for private offerings under Section 4(a)(2) of the Securities Act, and that it may not be able to resell its interest in the Company unless such resale is registered under the Securities Act and applicable State securities laws or unless an exemption from such registration is available; (iv) it is a sophisticated investor with substantial prior experience in high risk business investments of the type described in this Agreement and is aware of and familiar with the risks associated with a private company and would qualify as an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act; (v) it is acquiring its interest in the Company for its own account, for investment only and with no present intention of distributing or reselling its interest; (vi) it is familiar with the type of investment which its interest in the Company constitutes and has reviewed the acquisition of such interest with its tax and independent legal counsel and investment representatives to the extent it deems necessary; and (vii) it was not solicited to invest in the Company through means of any general solicitation or general advertising.

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Article 12

Valuation

Determination of Fair Value

.  All valuations of Portfolio Assets and other assets and liabilities under this Agreement shall be at Fair Value and shall be made by the Board in good faith.  Except as may be required under applicable Treasury Regulations, no value shall be placed on the goodwill or the name of the Company in determining the value of any Member’s interest in the Company or in any accounting among the Members.

Article 13

Other Provisions

Governing Law

.  This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among the residents of such state made and to be performed entirely within such state.

No Personal Liability for Members and Directors

.  Except as required by applicable law, no Member or Director shall be bound by, nor be personally liable for, any debt, obligation or liability of any Subject Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Member or a Director.

Exculpation

.  None of the Members, the Directors, the Tax Matters Member or their respective Affiliates, or any of their respective partners, shareholders, members, directors, officers or employees, successors, heirs or assigns (the “Indemnified Parties”) shall be liable to any Member or any Subject Company for any act or failure to act by such Indemnified Party in connection with the conduct of the business of the Subject Companies, or by any other such Indemnified Party in performing or participating in the performance of the obligations of the Subject Companies, so long as such Indemnified Party acted in the good faith belief that such action or failure to act was in the best interests, or not opposed to the best interests, of the Subject Companies and such action or failure to act was not in breach of this Agreement and did not constitute fraud, gross negligence, criminal conduct or willful misconduct.  The provisions of this paragraph 13.3 are intended by the Members to apply even if such provisions have the effect of exculpating the Indemnified Party from legal responsibility for the consequences of such Indemnified Party’s own simple, full, partial or concurrent negligence. Notwithstanding any provision herein to the contrary, the MSA Manager (in its capacity as such) shall not be entitled to indemnification pursuant to this Agreement, it being understood that the terms of the Management Services Agreement shall govern any indemnification obligations as between the Company and the MSA Manager.

Indemnification

.

(a)The Company agrees to indemnify each Indemnified Party to the fullest extent permitted by law and to save and hold them harmless from and in respect of all (i) fees, costs, and expenses, including legal fees, paid in connection with or resulting from any claim,

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action, or demand against any Indemnified Party that is in connection with, arises out of or in any way relates to the Company, its properties, business, or affairs, and (ii) such claims, actions, and demands and any losses liabilities, expenses or damages resulting from such claims, actions, and demands, including reasonable attorneys’ fees and amounts paid in settlement or compromise of any such claim, action or demand, in each case so long as such Indemnified Party acted in the good faith belief that such action or failure to act was in the best interests, or not opposed to the best interests, of the Subject Companies and such action or failure to act was not in breach of this Agreement and did not constitute fraud, gross negligence, criminal conduct or willful misconduct.  Expenses incurred by any Indemnified Party in defending a claim or proceeding covered by this paragraph 13.4 may be paid by the Company in advance of the final disposition of such claim or proceeding; provided the Indemnified Party undertakes to repay such amount if it is ultimately determined that such Indemnified Party was not entitled to be indemnified.

(b)The right of an Indemnified Party to indemnification hereunder shall not be exclusive of any other right or remedy that an Indemnified Party may have pursuant to applicable law or this Agreement.

(c)An Indemnified Party shall be fully protected in relying in good faith upon the records of the Subject Companies and upon such information, opinions, reports or statements presented to the Subject Companies by any Person as to matters the Indemnified Party reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Subject Companies, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

(d)The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of an Indemnified Party to the Subject Companies or the Members otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnified Party.

(e)The satisfaction of any indemnification or expense advancement obligation pursuant to this paragraph 13.4 shall be from and limited to the assets (including insurance) of the Subject Companies, and no Member, in such capacity, shall be subject to personal liability therefor.

(f)Notwithstanding anything to the contrary herein, no Indemnified Party shall be entitled to indemnification for economic losses incurred as a result of such Indemnified Party’s or its Affiliate directly or indirectly owning any interest in any Subject Company.

(g)Promptly after receipt by an Indemnified Party of notice of the filing or other formal act of commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Company, notify the Company in writing of the filing or other formal act of commencement thereof.  In case any such action shall be brought against an Indemnified Party, the Company shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof and, after notice from the Company to such Indemnified

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Party of its election to assume the defense thereof, the Company shall not be liable to such Indemnified Party for any legal expenses of Indemnified Party’s counsel or any other Indemnified Party expenses, in each case subsequently incurred by such Indemnified Party.

(h)If any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation with respect to which it in good faith and reasonably believes that it is entitled to indemnification hereunder, such Indemnified Party will be periodically advanced or reimbursed its legal and other expenses in connection therewith (including any retainer and the cost of any investigation and preparation); provided that such Indemnified Party (i) affirms in writing that it in good faith believes that it is entitled to indemnification hereunder and (ii) undertakes in writing to repay to the Company the amount of any such advanced or reimbursed expenses paid to it to the extent that it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified in connection with such action, proceeding or investigation; and provided further that an Indemnified Party shall not be entitled to advancement of expenses incurred with respect to an underlying matter in which such Indemnified Party or its Affiliate was the plaintiff, but shall be entitled to reimbursement of such expenses if such Indemnified Party prevails in such action.

(i)The foregoing provisions of this paragraph 13.4 shall survive any expiration or termination of this Agreement.

Member Disputes; Informal Resolution and Mediation

.

(a)Except as otherwise may be provided in this Agreement, any claim, dispute or controversy of whatever nature arising out of or relating to this Agreement, including any claim based on tort, contract, or statute (including any claims for breach), or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (each, a “Member Dispute”), shall be resolved in accordance with this paragraph 13.5.

(b)Any Member Dispute arising under this Agreement shall be considered in person or by telephone by the designated representatives (“Representatives”) of each Member within seven (7) Business Days of receipt of a written notice from either Member specifying the nature of the Member Dispute.  The Representatives shall meet as often as the Members deem reasonably necessary to gather and furnish to each other information with respect to the Member Dispute at issue which is appropriate and germane in connection with its resolution.  The Representatives shall discuss the Member Dispute and negotiate in good faith in an effort to resolve the Member Dispute without the necessity of any formal proceeding relating thereto.

(c)If the Representatives are unable to resolve the Member Dispute within thirty (30) days of their first meeting pursuant to clause (b) above, either Member may give the other written notice of the existence of a continuing impasse, and the Members shall thereafter immediately submit the Member Dispute to mediation.  The Parties will act in good faith to jointly appoint a mutually acceptable third party mediator, and if they cannot agree to a mediator or any aspect of the mediation procedures they will submit the mediation to JAMS Inc. (the “Administrator”) in accordance with its International Mediation Rules & Procedures (“Mediation Rules”).  The Members agree to participate in good faith in the mediation and negotiations related

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thereto for a period of thirty (30) days commencing with the selection of the mediator and any extension of such period as mutually agreed to by the Members.  Each Member shall bear its own costs relating to such mediation, and the Members shall equally share the mediator’s and Administrator’s fees.  Participation in the mediation will be without prejudice to the rights of the Members in all respects if the mediation does not achieve an agreed resolution of the Member Dispute.

Counterparts

.  This Agreement may be executed in two counterparts, each of which shall be deemed an original but both shall constitute one and the same instrument.

Other Instruments and Acts

.  Subject to the terms and conditions of this Agreement, the Members agree to execute any other instruments or perform any other acts that are or may be necessary to effectuate and carry on the transactions contemplated by this Agreement.

Notices

.  Any notice or other communication that a Member desires to give to any other Member shall be in writing, addressed in accordance with such other Member’s address as provided below, and shall be deemed effectively given (i) upon personal delivery; (ii) the next day when sent overnight by recognized courier service; or (iii) on the day sent, when sent by facsimile or electronic mail if sent before 5:00 p.m. (Eastern Time) on a Business Day and otherwise on the next Business Day.

To the Company:

BF - LMRK JV LLC

c/o Landmark Infrastructure Operating Company LLC

400 North Continental Blvd., Suite 500

El Segundo, CA 90245

Attention: George P. Doyle, CFO

Facsimile: (310) 361-5791

Email: gdoyle@landmarkdividend.com

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With copies to:

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, CA 90071-1560

Attention: Yoni Tuchman, Esq.

Facsimile: (213) 891-8763

Email: yoni.tuchman@lw.com

and

Landmark Infrastructure Operating Company LLC

400 North Continental Blvd., Suite 500

El Segundo, CA 90245

Attention: Josef Bobek, General Counsel & Secretary

Facsimile: (310) 364-3172

Email: jbobek@landmarkdividend.com

and

BAM BSIP WarehouseCo LLC
c/o Brookfield Asset Management Inc.

Brookfield Place

250 Vesey Street

New York, New York 10281-1023
Attention: Albert Lin

Facsimile: 212-417-7293

Email: albert.lin@brookfield.com

and

Bracewell LLP

1251 Avenue of the Americas, 49th Floor

New York, New York  10020

Attention:  Frederick J. Lark and Elena V. Rubinov

Facsimile:  1.800.404.3970

Email: fritz.lark@bracewell.com

    elena.rubinov@bracewell.com

To Landmark:	Landmark Infrastructure Operating Company LLC 400 North Continental Blvd., Suite 500 El Segundo, CA 90245 Attention: George P. Doyle, CFO Facsimile: (310) 361-5791 Email: gdoyle@landmarkdividend.com
With a copy to:

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, CA 90071-1560
Attention: Yoni Tuchman, Esq.

Facsimile: (213) 891-8763

Email: yoni.tuchman@lw.com

and

Landmark Infrastructure Operating Company LLC

400 North Continental Blvd., Suite 500

El Segundo, CA 90245

Attention: Josef Bobek, General Counsel & Secretary

Facsimile: (310) 364-3172

Email: jbobek@landmarkdividend.com

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To Brookfield:

BAM BSIP WarehouseCo LLC

c/o Brookfield Asset Management Inc.

Brookfield Place

250 Vesey Street

New York, New York 10281-1023
Attention: Albert Lin

Facsimile: 212-417-7293

Email: albert.lin@brookfield.com

With a copy to:

Bracewell LLP

1251 Avenue of the Americas, 49th Floor

New York, New York  10020

Attention:  Frederick J. Lark and Elena V. Rubinov

Facsimile:  1.800.404.3970

Email: fritz.lark@bracewell.com

elena.rubinov@bracewell.com

Amendment

.  No term or condition contained in this Agreement may be waived, amended or modified without the written approval of the Board by a Special Board Vote, except as permitted pursuant to paragraph 3.1.

Entire Agreement

.  This Agreement constitutes the full, complete, and final agreement of the Members and supersede all prior agreements between the Members with respect to the matters addressed herein.

Company Name

.  Notwithstanding any provision of this Agreement to the contrary: (i) the Members acknowledge and agree that the “Landmark” and “Brookfield” name and mark, together with any associated logotype and website address (respectively, the “Name and Mark”) are the property of Landmark or its Affiliates (other than the Subject Companies) and, respectively, Brookfield or its Affiliates (other than the Subject Companies), and in no respect shall the right to use the Name and Mark be deemed an asset of the Subject Companies; (ii) the Subject Companies’ authority to use the Name and Mark may be withdrawn by Landmark or its Affiliates and Brookfield or its Affiliates, respectively, at any time without compensation to the Company; (iii) following dissolution of the Company, all right, title and interest in and to the Name and Mark shall be held solely by Landmark or its Affiliates and Brookfield or its Affiliates, respectively; and (iv) except as specifically authorized by Landmark or its Affiliate or by Brookfield or its Affiliate, respectively, in no event shall any Member use the Name and Mark for its own account.  Subject to the preceding sentence, Landmark and Brookfield each hereby grants to the Company, and the Company hereby accepts, a non-exclusive, non-assignable, non-sublicensable, royalty-free license to use, during the Company’s term, the Name and Mark as part of the legal name of the Company, and otherwise in connection with the conduct by the Company of investment activities.

Confidentiality of Company Information

.

(a)This Agreement, the terms and conditions of the transactions contemplated hereby and all financial statements, tax reports, portfolio valuations, reviews or analyses of

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potential or actual investments, reports and all other materials, documents and information concerning the affairs, financial condition, business research and development and prospects of the Subject Companies and their investments, including information about the Entities in which any Subject Company has invested or the Persons investing in any Subject Company (collectively, the “Confidential Information”) that any Member may receive pursuant to or in accordance with this Agreement, or otherwise as a result of its ownership of an interest in the Subject Companies, constitute proprietary and confidential information about the Subject Companies, the Members and their Affiliates (the “Affected Parties”); provided, however, that the term “Confidential Information” does not include information which is or becomes publicly available (other than as a result of a breach of this provision by a Member). The Members acknowledge that the Affected Parties derive independent economic value from the Confidential Information not being generally known to the public and that the Confidential Information is the subject of reasonable efforts to maintain its secrecy.  The Members further acknowledge that the Confidential Information is a trade secret, the disclosure of which is likely to cause substantial and irreparable competitive harm to the Affected Parties or their respective businesses.  Each Member agrees to (i) hold in confidence, and not to disclose to any Person without the consent of the Company, any Confidential Information, and to use the same degree of care as such Member uses to protect its own confidential information in carrying out the foregoing confidentiality obligation and (ii) not use any Confidential Information for any purpose not related or incidental to such Member’s rights and obligations under this Agreement.  Notwithstanding the foregoing, each Member may disclose such Confidential Information (w) to its officers, directors, trustees, wholly-owned subsidiaries, employees and outside advisors (including its attorneys and accountants) on a need to know basis so long as such Persons are advised of the confidentiality provisions of this paragraph 13.12 and so long as such Member shall remain liable for any breach of this paragraph 13.12 by such Persons, (x) to any actual or potential investors, debt and equity financing sources, partners, participants and assignees and bona fide potential purchasers of such Member’s interest in the Company where such Confidential Information is the subject of and protected by a binding confidentiality agreement or obligations of confidentiality, (y) to the extent that the information can be established by such Member to have been rightfully received by such Member from a third party without confidential limitations or to have been rightfully in such Member’s possession prior to the Company’s conveyance of such information to such Member or (z) to the extent that the information provided by the Company is otherwise generally available in the public domain.

(b)Notwithstanding anything to the contrary in paragraph 13.12(a), a Member may disclose Confidential Information to the extent such disclosure is required under applicable law or under the rules and regulations of any recognized stock exchange which are applicable to such Member or any of its Affiliates, provided that such Member shall, to the extent legally permissible, (i) provide at least five (5) Business Days’ prior written notice to the Company and (ii) consult with the Company as to the disclosure to be made and shall request confidential treatment of any disclosed information.

(c)The provisions of this paragraph 13.12 shall survive any expiration or termination of this Agreement for a period of two (2) years.

Parties in Interest

.  This Agreement shall be binding upon and inure solely to the benefit of each Member and its successors and permitted assigns, and nothing in this Agreement,

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express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as expressly provided in paragraphs 13.3 and 13.4.

Joint Contribution to Agreement Preparation

.  This Agreement shall not be construed more strictly against one Member than against any other Member merely by virtue of the fact that it may have been prepared primarily by counsel for one of the Members, it being recognized that all Members contributed substantially and materially to the preparation of this Agreement.

Waiver

.  No failure by any Member to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any right or remedy consequent upon a breach of such covenant, agreement, term or condition shall operate as a waiver of such or any other covenant, agreement, term or condition of this Agreement.  Any Member by notice given in accordance with paragraph 13.8 may, but shall not be under any obligation to, waive any of its rights or conditions to its obligations hereunder, or any duty, obligation or covenant of the other Members.  No such waiver shall affect or alter the remainder of this Agreement but each and every covenant, agreement, term and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent breach.

Severability

.  If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, then (w) such provision shall be fully severable, (x) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (y) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (z) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and this Agreement shall be construed in a manner which, as nearly as possible, reflects the original intent of the Members.

Specific Enforcement

.  The Members acknowledge and agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Members shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled at law or in equity.

Computation of Time

.  In computing any period of time under this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included.  The last day of the period so computed shall be included, unless it is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day.

Legal Counsel

.  THE SUBJECT COMPANIES AND THEIR RESPECTIVE AFFILIATES AND LANDMARK, MAY BE REPRESENTED BY THE SAME COUNSEL.  THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES

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FOR THE SUBJECT COMPANIES MAY ALSO PERFORM SERVICES FOR OTHER LANDMARK ENTITIES AND ANY AFFILIATES OF THE FOREGOING.  IT IS CONTEMPLATED THAT ANY SUCH DUAL REPRESENTATION MAY CONTINUE.  THE BOARD MAY, WITHOUT THE CONSENT OF ANY MEMBER, EXECUTE ON BEHALF OF THE COMPANY ANY CONSENT TO THE REPRESENTATION OF ANY SUBJECT COMPANY, LANDMARK OR THEIR RESPECTIVE AFFILIATES THAT COUNSEL MAY REQUEST PURSUANT TO APPLICABLE RULES OF ETHICS AND/OR PROFESSIONAL CONDUCT OR SIMILAR RULES IN ANY APPLICABLE JURISDICTION.  THE COMPANY HAS INITIALLY SELECTED LATHAM & WATKINS LLP (“COMPANY COUNSEL”) AS LEGAL COUNSEL TO THE SUBJECT COMPANIES.  EACH MEMBER ACKNOWLEDGES THAT COMPANY COUNSEL DOES NOT REPRESENT ANY MEMBER IN ITS CAPACITY AS SUCH IN THE ABSENCE OF A CLEAR AND EXPLICIT WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN SUCH MEMBER AND COMPANY COUNSEL (AND THEN ONLY TO THE EXTENT SPECIFICALLY SET FORTH IN SUCH AGREEMENT), AND THAT IN THE ABSENCE OF ANY SUCH AGREEMENT COMPANY COUNSEL SHALL OWE NO DUTIES TO ANY MEMBER, WHETHER OR NOT COMPANY COUNSEL HAS IN THE PAST REPRESENTED OR IS CURRENTLY REPRESENTING SUCH MEMBER WITH RESPECT TO OTHER MATTERS.

[Signature page follows.]

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In Witness Whereof, this Limited Company Agreement shall be effective as of the Effective Date.

Landmark:	Brookfield:
Landmark Infrastructure Operating Company LLC	BAM BSIP WarehouseCo LLC

By: /s/ George Doyle	By: /s/ Eduardo Salgado
Name: George Doyle	Name: Eduardo Salgado
Title: Authorized Signatory	Title: Authorized Signatory

By: /s/ Ralph Salgado
Name: Ralph Salgado
Title: Authorized Signatory

[Signature Page to Amended and Restated Limited Liability Company Agreement]

Schedule A

Members and Company Percentages

Member	Amount of Capital Contribution	Company Percentage
Landmark Infrastructure Operating Company LLC	$67,427,000	50.01%
BAM BSIP WarehouseCo LLC	$67,400,000	49.99%
Total	$134,827,000	100%

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Schedule B

Initial Portfolio Assets

[See attached.]

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Exhibit A

Management Services Agreement

[See attached.]

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Exhibit B

Subscription Agreement

[See attached.]

US-DOCS\101960009.22